As filed with the Securities and Exchange Commission on February 27, 2025.

Registration No. 333-[_________]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GraniteShares Gold Trust

(Exact name of registrant as specified in its charter)

New York	82-6393903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o GraniteShares LLC

205 Hudson Street, 7th Floor

New York, New York 10013

646-876-5096

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GraniteShares LLC

205 Hudson Street, 7th Floor

New York, New York 10013

646-876-5096

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

W. Thomas Conner, Esq.

Carlton Fields

1025 Thomas Jefferson Street, NM

Suite 400 West

Washington, DC 20007-5208

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 27, 2025

PRELIMINARY PROSPECTUS

GraniteShares Gold Trust*

*	Principal U.S. Listing Exchange: NYSE Arca

GraniteShares Gold Trust (the “Trust”) will issue GraniteShares Gold Shares (“Shares”) which represent units of fractional undivided beneficial interest in the net assets of the Trust. The Trust will seek to reflect generally the performance of the price of gold. The Trust will seek to reflect such performance before payment of the Trust’s expenses and liabilities. GraniteShares LLC (the “Sponsor”) is the sponsor of the Trust; The Bank of New York Mellon (the “Trustee”) is the trustee of the Trust; and ICBC Standard Bank Plc (the “Custodian”) is the custodian of the Trust. The Trust intends to issue additional Shares on a continuous basis.

The Shares may be purchased from the Trust only in one or more blocks of 50,000 Shares (a block of 50,000 Shares is called a “Basket”). The Trust will issue Shares in Baskets to certain authorized participants (“Authorized Participants”) on an ongoing basis, as described in “Plan of Distribution.” Baskets will be offered continuously at the net asset value for 50,000 Shares on the day that an order to create a Basket is accepted by the Trustee. The net asset value per Share (“NAV”) is calculated by taking the current price of the Trust’s total assets (determined with respect to gold on the London Bullion Market Association (“LBMA”) Gold Price PM), subtracting any liabilities, and dividing by the total number of Shares outstanding. The offering of the Trust’s Shares is a “best efforts” offering, which means that the Authorized Participants are not required to purchase a specific number or dollar amount of Shares. Authorized Participants will not receive from the Sponsor, the Trust or any affiliates any fee or other compensation in connection with the offering of the Shares.

The Shares will trade on the NYSE Arca (the “Exchange”) under the symbol “BAR” after they are initially purchased by Authorized Participants. It is expected that the Shares will be sold to the public at varying prices to be determined by reference to, among other considerations, the price of gold and the trading price of the Shares on the Exchange at the time of each sale. The market price of the Shares may be different from the NAV and may trade at a discount or premium. Investors who decide to buy or sell Shares of the Trust will place their trade orders through their brokers and may incur customary brokerage commissions and charges.

Except when aggregated in Baskets, the Shares are not redeemable securities. Baskets are only redeemable by Authorized Participants.

Investing in the Shares involves significant risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor or the Trustee. The Trust is not an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).

As of February 26, 2025, there were 33,500,000 Shares outstanding.

The date of this prospectus is February 27, 2025.

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Statement Regarding Forward-Looking Statements

This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the Sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor, nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor undertakes an obligation to publicly update or conform to actual results any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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Prospectus Summary

The following is a summary of this prospectus, and while it contains material information about the Trust and the Shares, it does not contain or summarize all of the information about the Trust and the Shares contained in this prospectus that is material and that may be important to you. You should read this entire prospectus, including “Risk Factors” beginning on page 8 and any material incorporated by reference herein, before making an investment decision about the Shares. Capitalized terms not defined in this prospectus have the meaning set forth in the Glossary.

Trust Structure, the Sponsor, the Trustee and the Custodian

The Trust was formed in 2017 when an initial deposit of gold was made in exchange for the issuance of two Baskets. The purpose of the Trust is to own gold transferred to the Trust in exchange for Shares issued by the Trust. Each Share represents a fractional undivided beneficial interest in the net assets of the Trust. The assets of the Trust consist primarily of gold held by the Custodian on behalf of the Trust. However, there may be situations where the Trust will unexpectedly hold cash. For example, a claim may arise against a third party, which is settled in cash. In situations where the Trust unexpectedly receives cash or other assets, no new Shares will be issued until after the record date for the distribution of such cash or other property has passed.

The Sponsor of the Trust is GraniteShares LLC, a Delaware limited liability company. The Shares are not obligations of, and are not guaranteed by the Sponsor, or any of its subsidiaries or affiliates.

The Trust is governed by the provisions of the Depositary Trust Agreement (as amended from time to time, the “Trust Agreement”) executed on August 24, 2017, by the Sponsor and the Trustee.

The Trust issues Shares only in blocks of 50,000 or integral multiples thereof. Baskets of Shares may be redeemed by the Trust in exchange for the amount of gold corresponding to their redemption value. Individual Shares are not redeemed by the Trust, but are listed and trade on the Exchange under the symbol “BAR.” The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The material terms of the Trust are discussed in greater detail under the section “Description of the Shares and the Trust Agreement.” The Trust is not a registered investment company under the Investment Company Act, and is not required to register under such Act. The Trust is not a commodity pool for purposes of the Commodity Exchange Act.

The Sponsor arranged for the creation of the Trust and is responsible for the ongoing registration of the Shares for their public offering in the United States and the listing of the Shares on the Exchange. The Sponsor will not exercise day-to-day oversight over the Trustee or the Custodian. The Sponsor has developed a marketing plan for the Trust, prepares marketing materials regarding the Shares of the Trust, and executes the marketing plan of the Trust on an ongoing basis. The Sponsor has agreed to assume the following expenses incurred by the Trust: the Trustee’s fee (the “Trustee’s Fee”) and its ordinary out-of-pocket expenses, the Custodian’s fee (the “Custodian’s Fee”) and its reimbursable expenses, the Exchange listing fees, SEC registration fees, marketing expenses, printing and mailing costs, audit fees and expenses and up to $200,000 per annum in legal fees and expenses.

The Trustee is The Bank of New York Mellon and the Custodian is ICBC Standard Bank Plc. The agreements between the Trustee and the Custodian for the custody of the Trust’s gold are governed by English law.

The Trustee is responsible for the day-to-day administration of the Trust. The responsibilities of the Trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the Custodian the receipt and delivery of gold transferred to, or by, the Trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value of the Trust on each Business Day; and (4) selling the Trust’s gold as needed to cover the Trust’s expenses. For a more detailed description of the role and responsibilities of the Trustee see “Description of the Shares and the Trust Agreement” and “The Trustee.”

The Custodian is responsible for safekeeping the gold owned by the Trust. The Custodian was selected by the Sponsor and, at the direction of the Sponsor, appointed by the Trustee, and is responsible to the Trustee under the Trust’s gold Custody Agreements. The general role and responsibilities of the Custodian are further described in “The Custodian.”

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Trust Objective

The objective of the Trust is for the value of the Shares to reflect, at any given time, the value of the assets owned by the Trust at that time less the Trust’s accrued expenses and liabilities as of that time. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. An investment in allocated physical gold bullion requires expensive and sometimes complicated arrangements in connection with the assay, transportation and warehousing of the metal. Traditionally, such expense and complications have resulted in investments in physical gold bullion being efficient only in amounts beyond the reach of many investors. The Shares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical gold bullion, while at the same time having an intrinsic value that reflects, at any given time, the price of the assets owned by the Trust at such time less the Trust expenses and liabilities. Although the Shares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market.

Advantages of investing in the Shares include:

Minimal credit risk.

The Shares represent an interest in physical gold owned by the Trust (other than up to a maximum of 430 Ounces of gold held in unallocated form) and held in physical custody at the Custodian. Physical gold of the Trust in the Custodian’s possession is not subject to borrowing arrangements with third parties. Other than the gold temporarily being held in an unallocated gold account of the Trust in connection with deposits and an amount of gold comprising less than 430 Ounces which may be held in the unallocated gold account of the Trust on an ongoing basis, the physical gold of the Trust is not subject to counterparty or credit risks. This contrasts with most other financial products that gain exposure to precious metals through the use of derivatives that are subject to counterparty and credit risks.

Backed by gold held by the Custodian on behalf of the Trust.

The Shares are backed primarily by allocated physical gold bullion identified as the Trust’s property in the Custodian’s books. The Trust arrangements contemplate that no Shares can be issued unless the corresponding amount of gold has been deposited into the Trust. Once deposited into the Trust, gold is only removed from the Trust if (i) sold to pay Trust expenses (such as the Sponsor’s Fee and any other expenses not assumed by the Sponsor) or liabilities to which the Trust may be subject, or (ii) transferred from the Trust’s account to an Authorized Participant’s account in exchange for one or more Baskets of Shares surrendered for redemption.

Ease and flexibility of investment.

Retail investors may purchase and sell Shares through traditional brokerage accounts. Because the amount of gold corresponding to a Share is significantly less than the minimum amounts of physical gold bullion that are commercially available for investment purposes, the cash outlay necessary for an investment in Shares should be less than the amount required for currently existing means of investing in physical gold bullion. Shares are eligible for margin accounts.

Relatively cost efficient.

Although the return, if any, of an investment in the Shares is subject to the additional expenses of the Trust, including the Sponsor’s Fee and other costs and expenses not assumed by the Sponsor which would not be incurred in the case of a direct investment in gold, the Shares may represent a cost-efficient alternative for investors not otherwise in a position to participate directly in the market for allocated physical gold bullion, because the expenses involved in an investment in allocated physical gold bullion through the Shares are dispersed among all holders of Shares.

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Summary Risk Factors

An investment in the Trust involves risks and uncertainties described in the section below entitled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in the Shares. Some of these risks and uncertainties include:

●	Because the Shares are created to reflect the price of the gold held by the Trust, the market price of the Shares will be as unpredictable as the price of gold has historically been. This creates the potential for losses, regardless of whether you hold Shares for the short-, mid- or long-term.
●	Future governmental decisions may have significant impact on the price of gold, which may result in a significant decrease or increase in the value of the net assets and the net asset value of the Trust.
●	An investment in the Trust may be adversely affected by competition from other methods of investing in gold.
●	Because the Trust is not a diversified investment, it may be more volatile than other investments.
●	As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares.
●	The value of the Shares will be adversely affected if any services provided to the Trust by the Sponsor, the Custodian or the Trustee are suddenly or unexpectedly terminated.
●	War and other geopolitical events, including but not limited to the war between Russia and Ukraine, outbreaks or public health emergencies (as declared by the World Health Organization), the continuation or expansion of war or other hostilities, or a prolonged government shutdown may cause volatility in the price of gold due to the importance of a country or region to the gold market, market access restrictions imposed on some local gold producers and refiners, potential impacts to global transportation and shipping and other supply chain disruptions. These events are unpredictable and may lead to extended periods of price volatility.

The Sponsor and its affiliates manage other funds, including those that invest in physical gold bullion or other precious metals, and conflicts of interest may occur, which may reduce the value of the net assets of the Trust, the NAV and the trading price of the Shares.

Principal Offices

The Sponsor’s office is located at 222 Broadway, 21st Floor, New York, New York 10038 and its phone number is 844-476-8747. The Trustee has a Trust office at 240 Greenwich Street New York, NY 10286. The Custodian’s office is located at 20 Gresham Street, London, EC2V 7JE, United Kingdom.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in the net assets of the Trust.

Use of Proceeds	Proceeds received by the Trust from the issuance and sale of Baskets and the Shares (as described on the front page of this prospectus) will consist of gold deposits and, possibly from time to time, cash. Pursuant to the Trust Agreement, during the life of the Trust such proceeds will only be (1) held by the Trust, (2) distributed to Authorized Participants in connection with the redemption of Baskets, or (3) disbursed or sold as needed to pay the Trust’s ongoing expenses.

Exchange Symbol	BAR

CUSIP	38748G 101

Creation and Redemption	The Trust will issue and redeem Baskets of Shares on a continuous basis. Baskets of Shares will only be issued or redeemed in exchange for an amount of gold determined by the Trustee on each day that the Exchange is open for regular trading. No Shares will be issued unless the Custodian has allocated to the Trust’s account the corresponding amount of gold. Initially, a Basket required delivery of 1,000 Fine Ounces of gold. The amount of gold necessary for the creation of a Basket, or to be received upon redemption of a Basket has decreased since such initial offering of Shares, and will continue to decrease over the life of the Trust, due to the payment or accrual of fees and other expenses or liabilities payable by the Trust. Baskets may be created or redeemed only by Authorized Participants, who will pay the Trustee a transaction fee for each order to create or redeem Baskets. See “Description of the Shares and the Trust Agreement” for more details.

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Net Asset Value	The net asset value of the Trust will be obtained by subtracting the Trust’s expenses and liabilities on any day from the value of the gold owned by the Trust on that day; the NAV per Share will be obtained by dividing the net asset value of the Trust on a given day by the number of Shares outstanding on that day. On each day on which the Exchange is open for regular trading, the Trustee will determine the net asset value of the Trust and the NAV per Share as promptly as practicable after 4:00 p.m. (New York time). The Trustee will value the Trust’s gold on the basis of LBMA Gold Price PM. If there is no LBMA Gold Price PM on any day, the Trustee is authorized to use the LBMA Gold Price AM announced on that day. If neither price is available for that day, the Trustee will value the Trust’s gold based on the most recently announced LBMA Gold Price PM or LBMA Gold Price AM. If the Sponsor determines that such price is inappropriate to use, the Sponsor will identify an alternate basis for evaluation to be employed by the Trustee. Further, the Sponsor may instruct the Trustee to use on an on-going basis a different publicly available price which the Sponsor determines to fairly represent the commercial value of the Trust’s gold. See “The Trust—Valuation of Gold; Computation of Net Asset Value.”

Trust Expenses	The Trust’s only ordinary recurring expense is expected to be the remuneration due to the Sponsor (the “Sponsor’s Fee”). In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the following expenses of the Trust: the Trustee’s Fee and its ordinary out-of-pocket expenses, the Custodian’s Fee and its reimbursable expenses, the Exchange listing fees, SEC registration fees, marketing expenses, printing and mailing costs, audit fees and expenses and up to $200,000 per annum in legal fees and expenses. The Sponsor’s Fee is accrued daily at an annualized rate equal to 0.1749% of the net asset value of the Trust and is payable monthly in arrears. The Sponsor may, at its discretion and from time to time, waive all or a portion of the Sponsor’s Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. Presently, the Sponsor does not intend to waive any part of its fee. The Trustee from time to time may sell gold in such quantities as may be necessary to permit the payment of the Sponsor’s Fee and other Trust expenses and liabilities not assumed by the Sponsor. The Trustee will endeavor to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than gold. Accordingly, the amount of gold to be sold may vary from time to time depending on the level of the Trust’s expenses and liabilities and the market price of gold. See “The Trust—Trust Expenses” and “Description of the Shares and the Trust Agreement—Trust Expenses and Gold Sales.”

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Federal Income Tax Considerations	Owners of Shares are treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the Trust. They are also viewed as if they directly received a corresponding share of any income of the Trust, or as if they had incurred a corresponding share of the expenses of the Trust. Consequently, each sale of gold by the Trust constitutes a taxable event to owners of beneficial interests in the Shares (“Shareholders”). See “United States Federal Income Tax Consequences—Taxation of U.S. Shareholders” and “ERISA and Related Considerations.”

Voting Rights	Shareholders have the right to vote only in limited circumstances, for example, causing the Trustee to cure a material breach by the Trustee under the Trust Agreement or requiring the Trustee to terminate the Trust Agreement. See “Description of the Shares and the Trust Agreement—Voting Rights.”

Suspension of Issuance, Transfers and Redemptions	The Trustee may, and upon direction of the Sponsor will, generally suspend the delivery of Shares against deposits of gold or the registration or transfer of Shares or refuse a particular delivery or transfer (i) during any period when the Trustee’s transfer books are closed, (ii) if the Custodian has informed the Trustee and the Sponsor that it is unable to allocate gold to the Trust Allocated Account or (iii) if any such action is otherwise deemed necessary or advisable by the Sponsor for any reason in its sole discretion. Redemptions may be suspended only (i) during any period in which regular trading on the Exchange is suspended or restricted, or the Exchange is closed, or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable. See “Description of the Shares and the Trust Agreement—Redemption of Baskets.”

Limitation on Liability	The Sponsor and the Trustee:

●	are only obligated to take the actions specifically set forth in the Trust Agreement without gross negligence, willful misconduct or bad faith;

●	are not liable for the exercise of discretion permitted under the Trust Agreement; and

●	have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person.

See “Description of the Shares and the Trust Agreement—The Sponsor (Liability of the Sponsor and indemnification)” and “The Trustee (Limitation on Trustee’s liability).”

Termination Events	The Trustee will terminate the Trust Agreement if:

●	the Trustee is notified that the Shares are delisted from the Exchange and are not approved for listing on another national securities exchange within five Business Days of their delisting;

●	Shareholders acting in respect of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

●	60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee, and a successor trustee has not been appointed and accepted its appointment;

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●	any sole Custodian then acting resigns or is removed and no successor custodian has been employed within 60 days of such resignation or removal;

●	the SEC determines that the Trust is an investment company under the Investment Company Act, and the Trustee has actual knowledge of that determination;

●	the U.S. Commodity Futures Trading Commission (the “CFTC”) determines that (i) the Trust is a commodity pool under the Commodity Exchange Act; and/or (ii) the Shares constitute “commodity interests”, as defined by the CFTC in CFTC Regulation 1.3(yy) and the Trustee has actual knowledge of that determination;

●	the aggregate market capitalization of the Trust, based on the closing price for the Shares, is less than $50 million (as adjusted for inflation by reference to the U.S. Consumer Price Index) at any time more than 18 months after the Trust’s formation, and the Trust receives, within 6 months after the last trading date on which such capitalization was less than $50 million, notice from the Sponsor of its decision to terminate the Trust;

●	the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust under the United States Internal Revenue Code of 1986, as amended (the “Code”), or under any comparable provision of any other jurisdiction where such treatment is sought, and the Trustee receives notice that the Sponsor has determined that the termination of the Trust is advisable; or

●	60 days have elapsed since DTC ceases to act as depository with respect to the Shares and the Sponsor has not identified another depository which is willing to act in such capacity.

If the Sponsor resigns without appointing a successor sponsor, or is dissolved or has ceased to exist as a legal entity for any reason or is deemed to have resigned because (1) it fails to undertake or perform, or becomes incapable of undertaking or performing, any of the duties required by the Trust Agreement, and such failure or incapacity is not cured, or (2) the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Trustee may, among other actions, terminate and liquidate the Trust. See “Description of the Shares and the Trust Agreement—Amendment and Termination.” After termination of the Trust, the Trustee will deliver Trust property to Authorized Participants upon surrender and cancellation of Shares and, at least 60 days after termination, may sell any remaining Trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrendered their Shares for cancellation. See “Description of the Shares and the Trust Agreement—Amendment and Termination.”

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Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must be a registered broker-dealer or other securities market participant, a participant in DTC, have entered into an agreement with the Trustee and the Sponsor (the “Authorized Participant Agreement”) and have established a gold unallocated account with the Custodian or another LBMA-approved gold-clearing bank. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of gold in connection with such creations or redemptions. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor.

Clearance and Settlement	The Shares are issued in book-entry form only. Transactions in Shares clear through the facilities of DTC. Investors may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

Summary Financial Condition

As of February 25, 2025, the net asset value of the Trust, which represents the value of the gold deposited into the Trust, was $950,859,631 and the NAV per Share was $28.95.

Risk Factors

Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Because the Shares are created to reflect the price of the gold held by the Trust, the market price of the Shares will be as unpredictable as the price of gold has historically been. This creates the potential for losses, regardless of whether you hold Shares for the short-, mid- or long-term.

Shares are created to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust’s expenses and liabilities. Because the value of Shares depends on the price of gold, it is subject to fluctuations similar to those affecting gold prices. The price of gold has fluctuated widely over the past several years. If gold markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the Shares will change widely and in an unpredictable manner. This exposes your investment in Shares to potential losses if you need to sell your Shares at a time when the price of gold is lower than it was when you made your investment in Shares. Even if you are able to hold Shares for the mid- or long-term you may never realize a profit, because gold markets have historically experienced extended periods of flat or declining prices.

Following an investment in Shares, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of Shares. Among them:

-	Large sales, including those by the official sector (government, central banks and related institutions), which own a significant portion of the aggregate world holdings. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the Shares will be adversely affected.
-	A significant increase in gold hedging activity by gold producers either by selling gold forward or entering short positions on gold derivatives. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the Shares.
-	A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the Shares. Attitudes towards gold could be influenced by:

○	Investors’ expectations regarding future inflation rates;
○	Currency exchange rate volatility;
○	Interest rate volatility; and
○	Unexpected political, economic, global or regional incidents.

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Conversely, several factors may trigger a temporary increase in the price of gold prior to your investment in the Shares. If that is the case, you will be buying Shares at prices affected by the temporarily high prices of gold, and you may incur losses when the causes for the temporary increase disappear.

The amount of gold represented by each Share will decrease over the life of the Trust due to the sales of gold necessary to pay the Sponsor’s Fee and Trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares.

Although the Sponsor has agreed to assume all organizational and certain ordinary expenses incurred by the Trust, not all Trust expenses have been assumed by the Sponsor. For example, any taxes and other governmental charges that may be imposed on the Trust’s property will not be paid by the Sponsor. As part of its agreement to assume some of the Trust’s ordinary administrative expenses, the Sponsor has agreed to pay legal fees and expenses of the Trust not in excess of $200,000 per annum. Any legal fees and expenses in excess of that amount will be the responsibility of the Trust.

Because the Trust does not have any income, it needs to sell gold to cover expenses not assumed by the Sponsor. The Trust may also be subject to other liabilities (for example, as a result of litigation) which have also not been assumed by the Sponsor. The only source of funds to cover those liabilities will be sales of gold held by the Trust. Even if there are no expenses other than those assumed by the Sponsor, and there are no other liabilities of the Trust, the Trustee will still need to sell gold to pay the Sponsor’s Fee. The result of these sales is a decrease in the amount of gold represented by each Share. New deposits of gold, received in exchange for new Shares issued by the Trust, do not reverse this trend.

A decrease in the amount of gold represented by each Share results in a decrease in its price even if the price of gold has not changed. To retain the Share’s original price, the price of gold has to increase. Without that increase, the lesser amount of gold represented by the Share will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lesser amount of gold represented by each Share, you will sustain losses on your investment in Shares.

An increase in the Trust expenses not assumed by the Sponsor, or the existence of unexpected liabilities affecting the Trust, will force the Trustee to sell larger amounts of gold, and will result in a more rapid decrease of the amount of gold represented by each Share and a corresponding decrease in its value.

Future governmental decisions may have significant impact on the price of gold, which may result in a significant decrease or increase in the value of the net assets and the net asset value of the Trust.

Generally, gold prices reflect the supply and demand of available gold. Governmental decisions, such as the executive order issued by the President of the United States in 1933 requiring all persons in the United States to deliver gold to the Federal Reserve or the abandonment of the gold standard by the United States in 1971, have been viewed as having significant impact on the supply and demand of gold and the price of gold. Future governmental decisions may have an impact on the price of gold, and may result in a significant decrease or increase in the value of the net assets and the net asset value of the Trust. Further regulations applicable to U.S. banks and non-U.S. bank entities operating in the U.S. with respect to their trading in physical commodities, such as precious metals, may further impact the price of gold in the U.S.

The Trust is a passive investment vehicle. This means that the value of your Shares may be adversely affected by Trust losses that, if the Trust had been actively managed, it might have been possible to avoid.

The Trustee does not actively manage the gold held by the Trust. This means that the Trustee does not sell gold at times when its price is high, or acquire gold at low prices in the expectation of future price increases. It also means that the Trustee does not make use of any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the Trust will adversely affect the value of your Shares.

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The price received upon the sale of Shares may be less than the value of the gold represented by them.

The result obtained by subtracting the Trust’s expenses and liabilities on any day from the price of the gold owned by the Trust on that day is the net asset value of the Trust which, when divided by the number of Shares outstanding on that day, results in the NAV per Share.

Shares may trade at, above or below their NAV. The NAV will fluctuate with changes in the market value of the Trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and the Exchange. While the Shares will trade on the Exchange until 4:00 p.m. (New York time), liquidity in the market for gold will be reduced after the close of the major world gold markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount on Shares, may widen.

An investment in the Trust may be adversely affected by competition from other methods of investing in gold.

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could affect the market capitalization of the Trust and reduce the NAV. To the extent existing exchange traded funds, or ETFs, or other exchange traded vehicles tracking gold markets represent a significant proportion of demand for physical gold bullion, large redemptions of the securities of these ETFs or other exchange traded vehicles could negatively affect physical gold bullion prices and the price and NAV.

The Trust may be forced to sell gold earlier than anticipated if expenses are higher than expected.

The Trust may be forced to sell physical gold earlier than anticipated if the Trust’s expenses are higher than estimated. Such accelerated sales may result in a reduction of the NAV and the value of the Shares.

Because the Trust is not a diversified investment, it may be more volatile than other investments.

An investment in the Trust is not intended as a complete investment plan. Because the Trust principally only holds physical gold, an investment in the Trust will in all likelihood be more volatile than an investment in a more broadly diversified portfolio. Accordingly, the NAV will likely be more volatile than another investment vehicle with a more broadly diversified portfolio and may fluctuate substantially over time. An investment in the Trust other than for specific purposes such as hedging should be viewed as speculative and is not intended as a complete investment program; therefore investors should review closely the objective and strategy, the investment and operating restrictions and the redemption provisions of the Trust as outlined herein and familiarize themselves with the risks associated with an investment in the Trust.

The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors in Shares.

The Trust may have a limited duration. If certain events occur, at any time, the Trustee will have to terminate the Trust. See “Description of the Shares and the Trust Agreement—Amendment and Termination” for more information about the termination of the Trust, including when events outside the control of the Sponsor, the Trustee or the Shareholders may prompt the Trust’s termination.

Upon termination of the Trust, the Trustee will sell gold in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the Trust. The remaining gold will be distributed among Authorized Participants surrendering Shares. Any gold remaining in the possession of the Trustee after 60 days may be sold by the Trustee and the proceeds of the sale will be held by the Trustee until claimed by any remaining holders of Shares. Sales of gold in connection with the liquidation of the Trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in Shares.

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There may be situations where an Authorized Participant is unable to redeem a Basket of Shares. To the extent the value of gold decreases, these delays may result in a decrease in the value of the gold the Authorized Participant will receive when the redemption occurs, as well as a reduction in liquidity for all Shareholders in the secondary market.

Although Shares surrendered by Authorized Participants in Basket-size aggregations are redeemable in exchange for the underlying amount of gold, redemptions may be suspended during any period while regular trading on the Exchange is suspended or restricted, or in which an emergency exists that makes it reasonably impracticable to deliver, dispose of, or evaluate gold. If any of these events occurs at a time when an Authorized Participant intends to redeem Shares, and the price of gold decreases before such Authorized Participant is able again to surrender Shares for redemption, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the gold received from the Trust upon the redemption of its Shares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in Shares during periods of suspension, decreasing the number of potential buyers of Shares in the secondary market and, therefore, decreasing the price a Shareholder may receive upon sale.

The liquidity of the Shares may also be affected by the withdrawal from participation of Authorized Participants.

In the event that one or more Authorized Participants, particularly those that have substantial interests in Shares, withdraw from participation, the liquidity of the Shares will likely decrease which could adversely affect the market price of the Shares and result in your incurring a loss on your investment.

Authorized Participants with large holdings may choose to terminate the Trust.

Holders of 75% of the Shares have the power to terminate the Trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in gold through the vehicle of the Trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the Trust.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although Shares are listed for trading on the Exchange, you should not assume that an active trading market for the Shares will develop or be maintained. If you need to sell your Shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your Shares (assuming you are able to sell them).

If the process of creation and redemption of Baskets encounters any unanticipated difficulties, the possibility for arbitrage transactions intended to keep the price of the Shares closely linked to the price of gold may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.

If the processes of creation and redemption of Shares (which depend on timely transfers of gold to and by the Custodian) encounter any unanticipated difficulties, potential market participants, such as the Authorized Participants and their customers, who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying gold may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of gold and may fall or otherwise diverge from NAV.

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As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares.

Shares are not entitled to the same rights as shares issued by a corporation. By acquiring Shares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your Shares or to take other actions normally associated with the ownership of shares of a corporation. You will only have the limited rights described under “Description of the Shares and the Trust Agreement.”

As an owner of Shares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act, or the protections afforded by the Commodity Exchange Act.

The Trust is not registered as an investment company for purposes of United States federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of Shares do not have the regulatory protections provided to investors in registered investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads, among others, do not apply to the Trust.

The Trust does not hold or trade in commodity futures contracts, “commodity interests”, or any other instruments regulated by the Commodity Exchange Act, as administered by the CFTC and the National Futures Association (the “NFA”). Furthermore, the Trust is not a commodity pool for purposes of the Commodity Exchange Act and the Shares are not “commodity interests”. Consequently, the Trustee and Sponsor are not subject to registration as commodity pool operators or commodity trading advisors with respect to the Trust or the Shares. The owners of Shares do not receive the Commodity Exchange Act disclosure document and certified annual report required to be delivered by a registered commodity pool operator or a commodity trading advisor with respect to the Trust, and the owners of Shares do not have the regulatory protections provided to investors in commodity pools operated by registered commodity pool operators or advised by commodity trading advisors.

The value of the Shares will be adversely affected if gold owned by the Trust is lost or damaged in circumstances in which the Trust is not in a position to recover the corresponding loss.

The Custodian is responsible to the Trust for loss or damage to the Trust’s gold only under limited circumstances. The agreements with the Custodian contemplate that the Custodian will be responsible to the Trust only if it acts with negligence, fraud or in willful default of its obligations under those agreements. The Custodian’s liability will not exceed the market value of the gold credited to the Trust Unallocated Account and the Trust Allocated Account at the time such negligence, fraud or willful default is either discovered by or notified to the Custodian (such market value calculated using the nearest available LBMA Gold Price PM following the occurrence of such negligence, fraud or willful default), provided that, in the case of such discovery by or notification to the Custodian, the Custodian notifies the Sponsor and the Trustee promptly after any discovery of such negligence, fraud or willful default. Furthermore, the Custodian is not liable for any delay in performance, or for the non-performance, of any of its obligations under the Custody Agreements by reason of any cause beyond the Custodian’s reasonable control, including any act of God or war or terrorism, any breakdown, malfunction or failure of, or connected with, any communication, computer, transmission, clearing or settlement facilities, industrial action, or acts, rules and regulations of any governmental or supra national bodies or authorities or any relevant regulatory or self-regulatory organization.

In addition, because the Custody Agreements are governed by English law, the holders of the Shares may have no rights against the Custodian and any rights they may have against the Custodian will be different from, and may be more limited than, those that could have been available to them under the laws of a different jurisdiction. The choice of English law to govern the Custody Agreements, however, is not expected to affect any rights that the holders of the Shares may have against the Trust or the Trustee.

Moreover, the Trust may not be in a position to recover insurance proceeds in the event of any loss with respect to its gold. The Trust does not insure its gold. The Custodian maintains insurance with regard to its business on such terms and conditions as it considers appropriate, which does not cover the full amount of gold held in custody. The Trust is not a beneficiary of any such insurance and does not have the ability to dictate the existence, nature or amount of coverage. Therefore, Shareholders cannot be assured that the Custodian will maintain adequate insurance or any insurance with respect to the gold held by the Custodian on behalf of the Trust. The Custodian and the Trustee do not require any direct or indirect subcustodians to be insured or bonded with respect to their custodial activities or in respect of the gold held by them on behalf of the Trust. Consequently, a loss may be suffered with respect to the Trust’s gold which is not covered by insurance and for which no person is liable in damages.

Any loss of gold owned by the Trust will result in a corresponding loss in the net asset value of the Trust and it is reasonable to expect that such loss will also result in a decrease in the value at which the Shares are traded on the Exchange.

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Although the relationship between the Custodian and the Trustee concerning the Trust’s allocated gold is expressly governed by English law, a court hearing any legal dispute concerning that arrangement may disregard that choice of law and apply U.S. law, in which case the ability of the Trust to seek legal redress against the Custodian may be frustrated.

The obligations of the Custodian under the Custody Agreements are governed by English law. The Trust is a New York common law trust. Any United States, New York or other court situated in the United States may have difficulty interpreting English law (which, insofar as it relates to custody arrangements, is largely derived from court rulings rather than statute), LBMA rules or the customs and practices in the London custody market. It may be difficult or impossible for the Trust to sue the Custodian in a United States, New York or other court situated in the United States. In addition, it may be difficult, time consuming and/or expensive for the Trust to enforce in a foreign court a judgment rendered by a United States, New York or other court situated in the United States.

Shareholders and Authorized Participants lack the right under the Custody Agreements to assert claims directly against the Custodian, which significantly limits their options for recourse.

Neither the Shareholders nor any Authorized Participant will have a right under the Custody Agreements to assert a claim of the Trustee against the Custodian. Claims under the Custody Agreements may only be asserted by the Trustee on behalf of the Trust.

Gold held in the Trust Unallocated Account and any Authorized Participant’s unallocated gold account will not be segregated from the Custodian’s assets. If the Custodian becomes insolvent, its assets may not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the Custodian’s insolvency, there may be a delay and costs incurred in identifying the gold bars held in the Trust Allocated Account.

Gold which is part of a deposit for a purchase order or part of a redemption distribution will be held for a time in the Trust Unallocated Account and, previously or subsequently in, the unallocated gold account of the purchasing or redeeming Authorized Participant. During those times, the Trust and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of gold held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of gold held in such unallocated accounts. In addition, if the Custodian fails to allocate the Trust’s gold in a timely manner, in the proper amounts or otherwise in accordance with the terms of the Trust Unallocated Account Agreement, or if a subcustodian fails to so segregate gold held by it on behalf of the Trust, unallocated gold will not be segregated from the Custodian’s assets, and the Trust will be an unsecured creditor of the Custodian with respect to the amount so held in the event of the insolvency of the Custodian. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by the Trust or the Authorized Participant for the amount of gold held in their respective unallocated gold accounts.

In the event of the insolvency of the Custodian, a liquidator may seek to freeze access to the gold held in all of the accounts held by the Custodian, including the Trust Allocated Account. Although the Trust would retain legal title to the allocated gold bars, the Trust could incur expenses in connection with obtaining control of the allocated gold bars, and the assertion of a claim by such liquidator for unpaid fees could delay creations and redemptions of Baskets.

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From time to time subcustodians may be employed by the Custodian to provide temporary custody and safekeeping of the Trust’s gold. The obligations of any subcustodian of the Trust’s gold are not determined by contractual arrangements but by LBMA rules and London bullion market customs and practices, which may prevent the Trust’s recovery of damages for losses on its gold custodied with subcustodians.

Gold bars may be held by one or more subcustodians appointed by the Custodian, or employed by the subcustodians appointed by the Custodian, until it is transported to the Custodian’s London vault premises. Under the Trust Allocated Account Agreement, except for an obligation on the part of the Custodian to use commercially reasonable efforts to obtain delivery of the Trust’s gold bars from any subcustodians appointed by the Custodian, the Custodian is not liable for the acts or omissions of its subcustodians unless the selection of such subcustodians was made negligently or in bad faith. There are expected to be no written contractual arrangements between subcustodians that hold the Trust’s gold bars and the Trustee or the Custodian, because traditionally such arrangements are based on the LBMA’s rules and on the customs and practices of the London bullion market. In the event of a legal dispute with respect to or arising from such arrangements, it may be difficult to define such customs and practices. The LBMA’s rules may be subject to change outside the control of the Trust. Under English law, neither the Trustee nor the Custodian would have a supportable breach of contract claim against a subcustodian for losses relating to the safekeeping of gold. If the Trust’s gold bars are lost or damaged while in the custody of a subcustodian, the Trust may not be able to recover damages from the Custodian or the subcustodian.

Because neither the Trustee nor the Custodian oversees or monitors the activities of subcustodians who may temporarily hold the Trust’s gold bars until transported to the Custodian’s London vault, failure by the subcustodians to exercise due care in the safekeeping of the Trust’s gold bars could result in a loss to the Trust.

Under the Trust Allocated Account Agreement, the Custodian agreed that it will hold all of the Trust’s gold bars in its own vault premises except when the gold bars have been allocated in a vault other than the Custodian’s vault premises, and in such cases the Custodian agreed that it will use commercially reasonable efforts promptly to transport the gold bars to the Custodian’s vault, at the Custodian’s cost and risk. Nevertheless, there may be periods of time when some portion of the Trust’s gold bars will be held by one or more subcustodians appointed by the Custodian or by a subcustodian of such subcustodian.

The Custodian is required under the Trust Allocated Account Agreement to use reasonable care in appointing its subcustodians but otherwise has no other responsibility in relation to the subcustodians appointed by it. These subcustodians may in turn appoint further subcustodians, but the Custodian is not responsible for the appointment of these further subcustodians. The Custodian does not undertake to monitor the performance by subcustodians of their custody functions or their selection of further subcustodians. The Trustee does not undertake to monitor the performance of any subcustodian. Furthermore, the Trustee may have no right to visit the premises of any subcustodian for the purposes of examining the Trust’s gold bars or any records maintained by the subcustodian, and no subcustodian will be obligated to cooperate in any review the Trustee may wish to conduct of the facilities, procedures, records or creditworthiness of such subcustodian.

In addition, the ability of the Trustee to monitor the performance of the Custodian may be limited because under the Custody Agreements the Trustee has only limited rights to visit the premises of the Custodian for the purpose of examining the Trust’s gold bars and certain related records maintained by the Custodian.

The value of the Shares will be adversely affected if any services provided to the Trust by the Sponsor, the Custodian or the Trustee are suddenly or unexpectedly terminated.

Upon the sudden or unexpected termination, resignation or removal of any service provider to the Trust, it is possible that a comparable replacement service provider will be available or able to be appointed without material delay. Any such unavailability or delay could cause the Trustee to expend assets of the Trust and consequently, the NAV of the Shares, in finding a replacement service provider.

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The value of the Shares will be adversely affected if the Trust is required to indemnify the Sponsor, the Trustee, or the Custodian as contemplated in the Trust Agreement and the Custody Agreements.

Under the Trust Agreement, the Sponsor and the Trustee each have the right to be indemnified from the Trust for any liability or expense it incurs without gross negligence, bad faith, willful misconduct or willful malfeasance on its part. Similarly, the Custody Agreements provide for indemnification of the Custodian by the Trust under certain circumstances. This means that it may be necessary to sell assets of the Trust in order to cover losses or liability suffered by the Sponsor, the Trustee or the Custodian. Any sale of that kind would reduce the net asset value of the Trust and the value of the Shares.

The service providers engaged by the Trust may not carry adequate insurance to cover claims against them by the Trust, which could adversely affect the value of net assets of the Trust.

The Trustee, the Custodian and other service providers engaged by the Trust maintain such insurance as they deem adequate with respect to their respective businesses. Investors cannot be assured that any of the aforementioned parties will maintain any insurance with respect to the Trust’s assets held or the services that such parties provide to the Trust and, if they maintain insurance, that such insurance is sufficient to satisfy any losses incurred by them in respect of their relationship with the Trust. Accordingly, the Trust will have to rely on the efforts of the service provider to recover from their insurer compensation for any losses incurred by the Trust in connection with such arrangements.

The Sponsor and its affiliates manage other funds, including those that invest in physical gold bullion or other precious metals, and conflicts of interest may occur, which may reduce the value of the net assets of the Trust, the NAV and the trading price of the Shares.

The Sponsor or its affiliates and associates currently engage in, and may in the future engage, in the promotion, management or investment management of other accounts, funds or trusts that invest primarily in physical gold bullion or other precious metals. Although officers and professional staff of the Sponsor’s management intend to devote as much time to the Trust as is deemed appropriate to perform their duties, the Sponsor’s management may allocate their time and services among the Trust and the other accounts, funds or trusts. The Sponsor will provide any such services to the Trust on terms not less favorable to the Trust than would be available from a non-affiliated party.

The Sponsor and the Trustee may agree to amend the Trust Agreement without the consent of the Shareholders.

The Sponsor and the Trustee may agree to amend the Trust Agreement, including to increase the Sponsor’s Fee, without Shareholder consent. If an amendment imposes new fees and charges or increases existing fees or charges, including the Sponsor’s Fee (except for taxes and other governmental charges, registration fees or other such expenses, or prejudices a substantial right of Shareholders), it will become effective for outstanding Shares 30 days after notice of such amendment is given to registered owners. Shareholders that are not registered owners (which most shareholders will not be) may not receive specific notice of a fee increase other than through an amendment to the prospectus. Moreover, at the time an amendment becomes effective, by continuing to hold Shares, Shareholders are deemed to agree to the amendment and to be bound by the Trust Agreement as amended without specific agreement to such increase (other than through the “negative consent” procedure described above).

Shareholders could incur a tax liability without an associated distribution of the Trust.

In the normal course of business it is possible that the Trust could incur a taxable gain in connection with the sale of gold that is otherwise not associated with a distribution. In the event that this occurs, Shareholders may be subject to tax due to the grantor trust status of the Trust even though there is not a corresponding distribution from the Trust.

The Trust as well as the Sponsor and its service providers are vulnerable to the effects of geopolitical events, including the conflict in the Middle East, the continuation of the war in Ukraine and other hostilities.

Geopolitical events, including the conflict in the Middle East, the continuation of the war in Ukraine and other hostilities could disrupt and potentially impact the business activities of the Sponsor and its service providers and have an adverse effect on the Trust.

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On October 7, 2023, militants from Gaza attacked Israeli towns, killed Israeli civilians and soldiers and took hostages. In response to the attack, Israel declared war against Hamas, attacking Hamas and Islamic targets in Gaza. The conflict has escalated in the past year and Israel is fighting adversaries across the Middle East, including Hezbollah in Lebanon and the Houthis in Yemen and Iran. The responses of countries and political bodies to these events, the larger overarching tensions, Israel’s military response and the potential for wider conflict may increase financial market volatility generally, have adverse effects on regional and global economic markets, and cause volatility in the price of gold and the price of the Shares. In addition, the conflict, along with any global political fallout and implications including sanctions, shipping disruptions, collateral war damage, and a potential expansion of the conflict, could disturb the gold market.

In late February 2022, Russia launched an invasion of Ukraine, significantly amplifying already existing geopolitical tensions among Russia and other countries in the region and in the west. On March 7, 2022, the LBMA suspended its accreditation of six Russian precious metals refiners. The LBMA stated that existing bars produced by the refiners before their suspension will still be accepted as good delivery. Following an announcement at the G7 Summit to collectively ban the import of Russian gold, the UK passed regulations which prohibit the direct or indirect (i) import of gold that originated in Russia, (ii) acquisition of gold that originated in Russia or is located in Russia and (iii) supply or delivery of gold that originated in Russia, all after July 21, 2022. Similarly, US regulations prohibit the import of gold of Russian origin into the United States on or after June 28, 2022 and EU regulations prohibit the direct or indirect import, purchase or transfer of gold if it originates in Russia and has been exported from Russia after July 22, 2022.

The responses of countries and political bodies to Russia’s actions, the larger overarching tensions, and Ukraine’s military response and the potential for wider conflict may increase financial market volatility generally, have adverse effects on regional and global economic markets, and cause volatility in the price of gold and the price of the Shares. In addition, the conflict in Ukraine, along with global political fallout and implications including sanctions, shipping disruptions, collateral war damage, and a potential expansion of the conflict beyond Ukraine’s borders, could disturb the gold market.

The Trust as well as the Sponsor and its service providers are vulnerable to the effects of public health crises such as the coronavirus pandemic (the “COVID-19 pandemic”).

Pandemics and other public health crises may cause a curtailment of business activities which may potentially impact the ability of the Sponsor and its service providers to operate. The COVID-19 pandemic or a similar public health threat could adversely impact the Trust by causing operating delays and disruptions, market disruption and shutdowns (including as a result of government regulation and prevention measures). The COVID-19 pandemic, for example, had substantive effects on social, economic and financial systems, including significant uncertainty and volatility in the financial markets.

The Trust as well as the Sponsor and its service providers are vulnerable to the effects of geopolitical events, including the conflict in the Middle East, the continuation of the war in Ukraine and other hostilities.

Geopolitical events, including the conflict in the Middle East, the continuation of the war in Ukraine and other hostilities could disrupt and potentially impact the business activities of the Sponsor and its service providers and have an adverse effect on the Trust.

On October 7, 2023, militants from Gaza attacked Israeli towns, killed Israeli civilians and soldiers and took hostages. In response to the attack, Israel declared war against Hamas, attacking Hamas and Islamic targets in Gaza. The conflict has escalated in the past year and Israel is fighting adversaries across the Middle East, including Hezbollah in Lebanon and the Houthis in Yemen and Iran. The responses of countries and political bodies to these events, the larger overarching tensions, Israel’s military response and the potential for wider conflict may increase financial market volatility generally, have adverse effects on regional and global economic markets, and cause volatility in the price of gold and the price of the Shares. In addition, the conflict, along with any global political fallout and implications including sanctions, shipping disruptions, collateral war damage, and a potential expansion of the conflict, could disturb the gold market.

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In late February 2022, Russia launched an invasion of Ukraine, significantly amplifying already existing geopolitical tensions among Russia and other countries in the region and in the west. On March 7, 2022, the LBMA suspended its accreditation of six Russian precious metals refiners. The LBMA stated that existing bars produced by the refiners before their suspension will still be accepted as good delivery. Following an announcement at the G7 Summit to collectively ban the import of Russian gold, the UK passed regulations which prohibit the direct or indirect (i) import of gold that originated in Russia, (ii) acquisition of gold that originated in Russia or is located in Russia and (iii) supply or delivery of gold that originated in Russia, all after July 21, 2022. Similarly, US regulations prohibit the import of gold of Russian origin into the United States on or after June 28, 2022 and EU regulations prohibit the direct or indirect import, purchase or transfer of gold if it originates in Russia and has been exported from Russia after July 22, 2022.

The responses of countries and political bodies to Russia’s actions, the larger overarching tensions, and Ukraine’s military response and the potential for wider conflict may increase financial market volatility generally, have adverse effects on regional and global economic markets, and cause volatility in the price of gold and the price of the Shares. In addition, the conflict in Ukraine, along with global political fallout and implications including sanctions, shipping disruptions, collateral war damage, and a potential expansion of the conflict beyond Ukraine’s borders, could disturb the gold market.

The Trust as well as the Sponsor and its service providers are vulnerable to the effects of public health crises such as the coronavirus pandemic (the “COVID-19 pandemic”).

Pandemics and other public health crises may cause a curtailment of business activities which may potentially impact the ability of the Sponsor and its service providers to operate. The COVID-19 pandemic or a similar public health threat could adversely impact the Trust by causing operating delays and disruptions, market disruption and shutdowns (including as a result of government regulation and prevention measures). The COVID-19 pandemic, for example, had substantive effects on social, economic and financial systems, including significant uncertainty and volatility in the financial markets.

Use of Proceeds

Proceeds received by the Trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by the Custodian on behalf of the Trust until (i) delivered to Authorized Participants in connection with redemptions of Baskets or (ii) sold to pay fees due to the Sponsor and Trust expenses and liabilities not assumed by the Sponsor. See “The Trust—Trust Expenses.”

Description of the Gold Industry

Introduction

This section provides a brief introduction to the gold industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the role of the “official” sector (i.e., central banks) in the market.

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Market Participants

The participants in the world gold industry may be classified in the following sectors: the mining and producer sector, the banking sector, the official sector, the investment sector, and the manufacturing sector. A brief description of each follows.

The Mining and Producer Sector

This group includes mining companies that specialize in gold and silver production; mining companies that produce gold as a by-product of other production (such as copper or silver production); and scrap merchants and recyclers.

The Banking Sector

Bullion banks provide a variety of services to the gold market and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical gold purchases and sales, hedging and risk management, inventory management for industrial users and consumers, and gold deposit and loan instruments.

The Official Sector

The official sector encompasses the activities of the various central banking operations of gold-holding countries. In September 1999 a group of 15 central banks acting to clarify their intentions with respect to their gold holdings signed the Central Bank Gold Agreement commonly called the “Washington Accord on Gold.” The signatories included the European Central Bank and the central banks of Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. The original agreement limited incremental sales by the 15 signatories to 400 Tonnes per annum over the ensuing five-year period. The original Washington Accord on Gold expired in September 2004, and was renewed by almost all of the original signatories for a second five-year period (the United Kingdom did not renew in 2004). The second Washington Accord Agreement expired in September 2009 and was renewed again by all signatories of the second agreement for a third five-year period. In addition, the central banks of Cyprus, Greece, Malta, Slovakia and Slovenia signed the 2009 accord. The fourth Washington Accord Agreement was renewed as of September 2014 by all signatories of the third agreement for a fourth five-year period. In addition the banks of Estonia, Latvia and Finland signed the fourth agreement. The signatories to the fourth Washington Accord Agreement did not renew the agreement upon its expiration on September 26, 2019, on the justification that they had not sold large amounts of gold over the recent years. As shown in the gold supply and demand table on page 18, central banks have been net gold buyers every year from 2013 to 2023.

The Investment Sector

This sector includes the investment and trading activities of both professional and private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges and retail-level coin collectors.

The Manufacturing Sector

The fabrication and manufacturing sector represents all the commercial and industrial users of gold for whom gold is a daily part of their business. The jewelry industry is a large user of gold. Other industrial users of gold include the electronics and dental industries.

The following table sets forth a summary of the world gold supply and demand from 2013 to 2023:

In Tonnes	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Supply
Mine production	3,167.3	3,271.7	3,362.4	3,516.2	3,580.6	3, 658.4	3,605.0	3,484.0	3,573.2	3,633.0	3,643.9
Net producer hedging	-27.9	104.9	12.9	37.6	-25.5	-11.6	6.2	-36.6	-5.4	-12.3	67.4
Recycled gold	1,195.3	1,129.6	1,067.1	1,232.1	1,112.4	1,131.7	1,275.7	1,293.1	1,136.2	1,140.1	1,238.7
Total supply	4,334.7	4,506.2	4,442.3	4,786.0	4,667.4	4,778.5	4,886.9	4,740.5	4,704.0	4,760.8	4,950.0

Demand
Fabrication
Jewellery	2,735.3	2,544.4	2,479.2	2,018.8	2,257.5	2,290.0	2,152.1	1,324.0	2,231.1	2,195.9	2,190.5
Technology	361.7	355.0	338.0	329.4	339.4	341.7	332.7	309.0	337.2	314.8	305.2
Investment	800.9	904.7	967.4	1,616.2	1,315.0	1,160.9	1,274.7	1,794.9	991.5	1,112.5	945.3
Central bank & other inst.	629.5	601.1	579.6	394.9	378.6	656.2	605.4	254.9	450.1	1,081.9	1,049.1
Gold demand	4,527.4	4,405.3	4,364.2	4,359.2	4,290.4	4,448.9	4,364.8	3,682.8	4,009.9	4,705.1	4,490.0
OTC and other	-192.7	100.9	78.2	426.8	377.0	329.6	522.0	1,057.7	694.0	55.7	460.0
Total demand	4,334.7	4,506.2	4,442.3	4,786.0	4,667.4	4,778.5	4,886.9	4,740.5	4,704.0	4,760.8	4,950.0
LBMA Gold Price (US$/oz)	1,411.23	1,266.40	1,160.06	1,250.8	1,257.15	1,268.49	1,392.60	1,769.59	1,798.61	1,800.09	1,940.54

Note:	Totals may not add due to independent rounding. Net producer hedging is the change in the physical market impact of mining companies’ gold loans, forwards and options positions.

Source: Gold Demand Trend 2nd quarter 2024, World Gold Council.

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Historical Chart of the Price of Gold

The price of gold is volatile and its fluctuations are expected to have a direct impact on the value of the Shares. However, movements in the price of gold in the past, and any past or present trends, are not a reliable indicator of future movements. Movements may be influenced by various factors, including announcements from central banks regarding a country’s reserve gold holdings, agreements among central banks, fluctuations in the value of the U.S. dollar, political uncertainties around the world, and economic concerns.

The following chart illustrates the changes in the LBMA gold prices from the beginning of February 2015 through the end of January 2025:

Spot gold price - February 2015 to January 2025 - USD per ounce
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Feb-2015
Nov-2015
Aug-2016
May-2017
Feb-2018
Nov-2018
Aug-2019
May-2020
Feb-2021
Nov-2021
Aug-2022
May-2023
Feb-2024
Nov-2024

Source: Bloomberg

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Operation of the Gold Market

The global trade in gold consists of Over-the-Counter (“OTC”) transactions in spot, forward, and option and other derivatives, together with exchange-traded futures and options.

Over-the-Counter Market

The OTC gold market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global, nearly 24-hour per day market, its main centers are London, New York and Zurich.

Most OTC market trades are cleared through London. The LBMA plays an important role in setting OTC gold trading industry standards. A London Good Delivery Bar (as described below), which is acceptable for settlement of any OTC transaction, will be acceptable for delivery to the Trust in connection with the issuance of Baskets.

Futures Exchanges

Futures exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities, such as futures, options and certain swaps. The terms of these contracts are defined by an exchange for each commodity. For each commodity traded, the contract specifies the precise commodity quality and quantity standards, as well as the location and timing of physical delivery for the reference physical commodity, although only a very small number of these contracts result in the actual commodity delivery.

An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner. The futures and options contracts, as well as some swaps, are cleared through a derivatives clearing organization which ensures more accurate valuation of positions in these contracts as well as settlement of trades in these contracts.

The most significant gold futures exchange in the U.S. is COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and a subsidiary of the Chicago Mercantile Exchange Group. Other commodity exchanges include the Tokyo Commodity Exchange, the Multi Commodity Exchange of India, the Shanghai Futures Exchange, ICE Futures US, the Dubai Gold & Commodities Exchange, and the London Metal Exchange.

Exchange Regulation

In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels, internal and external governmental supervision. The internal is performed through self-regulation as self-regulatory organizations and consists of regular monitoring of the trading process to ensure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to ensure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to ensure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of United States futures exchanges and monitors their enforcement. The CFTC oversees the operation of the U.S. commodity futures markets, including COMEX and ICE Futures US. One of the principal public policy objectives of the Commodity Exchange Act is to ensure the integrity of the markets it oversees and the reliability of the prices of trades on those markets. The Commodity Exchange Act and CFTC require futures exchanges to ensure compliance with core principles applicable to designated contract markets to have rules and procedures to prevent market manipulation, abusive trade practice and fraud, and the CFTC conducts regular review of the markets’ rule enforcement programs. Other local regulators enforce their own regulations governing trading platforms and futures exchanges located in their jurisdictions.

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The London Bullion Market

Most trading in physical gold is conducted on the OTC market, predominantly in London. The LBMA coordinates various OTC-market activities, including clearing and vaulting, acts as the principal intermediary between physical gold market participants and the relevant regulators, promotes good trading practices and develops standard market documentation. In addition, the LBMA promotes refining standards for the gold market by maintaining the “London Good Delivery List,” which identifies refiners of gold that have been approved by the LBMA.

In the OTC market, gold bars that meet the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA-acceptable refiner) and appearance described in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA are referred to as “London Good Delivery Bars.” A London Good Delivery Bar (typically called a “400 ounce bar”) must contain between 350 and 430 Fine Ounces of gold (1 Ounce = 31.1034768 grams), with a minimum fineness (or purity) of 995 parts per 1000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 Ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of the refiners identified on the London Good Delivery List.

London Market Regulation

Following the enactment of the Financial Markets Act 2012, the Prudential Regulation Authority of the Bank of England is responsible for regulating most of the financial firms that are active in the bullion market, and the Financial Conduct Authority is responsible for consumer and competition issues. Trading in spot, forwards and wholesale deposits in the bullion market is subject to the Non-Investment Products Code adopted by market participants.

Not a Regulated Commodity Pool

The Trust does not trade in gold futures, options or swap contracts on any futures exchange or over the counter. The Trust takes delivery of gold that complies with the LBMA gold delivery rules. Because the Trust does not trade in gold futures, options or swap contracts on any futures exchange or OTC, the Trust is not regulated by the CFTC or the NFA under the Commodity Exchange Act as a “commodity pool,” and is not required to be operated by a CFTC-regulated commodity pool operator or advised by a commodity trading advisor. Investors in the Trust do not receive the regulatory protections afforded to investors in commodity pools operated by registered commodity pool operators, nor may any futures exchange or the NFA enforce its rules with respect to the Trust’s activities. In addition, investors in the Trust do not benefit from the protections afforded to investors in gold futures, options or swaps contracts on regulated futures exchanges or OTC.

Other Methods of Investing in Gold

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust.

The Trust

The activities of the Trust are limited to (1) issuing Baskets in exchange for the gold deposited with the Custodian as consideration, (2) selling gold as necessary to cover the Sponsor’s Fee and Trust expenses not assumed by the Sponsor and other liabilities, and (3) delivering gold in exchange for Baskets surrendered for redemption. The Trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold.

Trust Objective

The objective of the Trust is for the value of the Shares to reflect, at any given time, the value of the assets owned by the Trust at that time less the Trust’s accrued expenses and liabilities as of that time. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. An investment in allocated physical gold bullion requires expensive and sometimes complicated arrangements in connection with the assay, transportation and warehousing of the metal. Traditionally, such expense and complications have resulted in investments in physical gold bullion being efficient only in amounts beyond the reach of many investors. The Shares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical gold bullion, while at the same time having an intrinsic value that reflects, at any given time, the price of the assets owned by the Trust at such time less the Trust expenses and liabilities. Although the Shares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market.

Advantages of investing in the Shares include:

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Minimal credit risk.

The Shares represent an interest in physical gold owned by the Trust (other than up to a maximum of 430 Ounces of gold held in unallocated form) and held in physical custody at the Custodian. Physical gold of the Trust in the Custodian’s possession is not subject to borrowing arrangements with third parties. Other than the gold temporarily being held in an unallocated gold account of the Trust in connection with deposits and an amount of gold comprising less than 430 Ounces which may be held in the unallocated gold account of the Trust on an ongoing basis, the physical gold of the Trust is not subject to counterparty or credit risks. This contrasts with most other financial products that gain exposure to precious metals through the use of derivatives that are subject to counterparty and credit risks.

Backed by gold held by the Custodian on behalf of the Trust.

The Shares are backed primarily by allocated physical gold bullion identified as the Trust’s property in the Custodian’s books. The Trust arrangements contemplate that no Shares can be issued unless the corresponding amount of gold has been deposited into the Trust. Once deposited into the Trust, gold is only removed from the Trust if (i) sold to pay Trust expenses (such as the Sponsor’s Fee and any other expenses not assumed by the Sponsor) or liabilities to which the Trust may be subject, or (ii) transferred from the Trust’s account to an Authorized Participant’s account in exchange for one or more Baskets of Shares surrendered for redemption.

Ease and flexibility of investment.

Retail investors may purchase and sell Shares through traditional brokerage accounts. Because the amount of gold corresponding to a Share is significantly less than the minimum amounts of physical gold bullion that are commercially available for investment purposes, the cash outlay necessary for an investment in Shares should be less than the amount required for currently existing means of investing in physical gold bullion. Shares are eligible for margin accounts.

Relatively cost efficient.

Although the return, if any, of an investment in the Shares is subject to the additional expenses of the Trust, including the Sponsor’s Fee, the Trustee’s Fee, the Custodian’s Fee, and to other costs and expenses not assumed by the Sponsor which would not be incurred in the case of a direct investment in gold, the Shares may represent a cost-efficient alternative for investors not otherwise in a position to participate directly in the market for allocated physical gold bullion, because the expenses involved in an investment in allocated physical gold bullion through the Shares are dispersed among all holders of Shares.

Secondary Market Trading

While the Trust seeks to reflect generally the performance of the price of gold less the Trust’s expenses and liabilities, Shares may trade at, above or below their NAV. The NAV of Shares will fluctuate with changes in the market value of the Trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and the Exchange. While the Shares trade on the Exchange until 4:00 p.m. (New York time), liquidity in the market for gold may be reduced after the close of the major world gold markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount, on Shares may widen. However, given that Baskets of Shares can be created and redeemed in exchange for the underlying amount of gold, the Sponsor believes that the arbitrage opportunities may provide a mechanism to mitigate the effect of such premium or discount.

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Valuation of Gold; Computation of Net Asset Value

On each Business Day, as soon as practicable after 4:00 p.m. (New York time), the Trustee evaluates the gold held by the Trust and determines the net asset value of the Trust and the NAV. For purposes of making these calculations, a Business Day means any day other than a day when NYSE Arca is closed for regular trading.

LBMA Gold Price is the price per Ounce, in U.S. dollars, of unallocated gold delivered in London determined by IBA following an electronic auction consisting of one or more 30-second rounds starting at 10:30 a.m. (London time) (the LBMA Gold Price AM) or 3:00 p.m. (London time) (the LBMA Gold Price PM) on each day that the London gold market is open for business, and published shortly thereafter. At the start of each round of auction, IBA publishes a price for that round. Participants then have 30 seconds to enter, change or cancel their orders (i.e., how much gold they want to buy or sell at that price). At the end of each round, order entry is frozen, and the system checks to see if the imbalance (i.e., the difference between buying and selling) is within the threshold (normally 10,000 Ounces for gold). If the imbalance is outside the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished, and the price is set as the LBMA Gold Price AM or LBMA Gold Price PM, as appropriate, for that day. Any imbalance is shared equally between all direct participants (even if they did not place orders or did not log in), and the net volume for each participant trades at the final price. The prices during the auction are determined by an algorithm that takes into account current market conditions and activity in the auction. Each auction is actively supervised by IBA staff. As of the date of this prospectus, information publicly available on IBA’s website indicates that the direct participants currently qualified to submit orders during the electronic auctions used for the daily determination of the LBMA Gold Price are Bank of China Limited, London Branch, Citibank, N.A. London Branch, Coins ‘N Things, DRW Investments LLC, Goldman Sachs, HSBC Bank USA NA, Jane Street Global Trading, LLC, JP Morgan Chase Bank, N.A. London Branch, Koch Supply and Trading LP, Marex, Morgan Stanley, Standard Chartered Bank, StoneX Financial Ltd, Toronto-Dominion Bank and Virtu Financial Global Markets, LLC.

If there is no LBMA Gold Price PM on any day, the Trustee is authorized to use the most recently announced LBMA Gold Price AM, unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate as a basis for evaluation. The LBMA Gold Price AM and LBMA Gold Price PM are used by the Trust because they are commonly used by the U.S. gold market as indicators of the value of gold, and are permitted to be used under the Trust Agreement. The use of indicators of the value of gold bullion other than the LBMA Gold Price AM and LBMA Gold Price PM could result in materially different fair value pricing of the gold held by the Trust, and as such, could result in different cost or market adjustments or in different redemption value adjustments of the outstanding redeemable capital Shares. Having valued the gold held by the Trust, the Trustee then subtracts all accrued fees, expenses and other liabilities of the Trust from the total value of the gold held by the Trust and other assets of the Trust. The result is the net asset value of the Trust. The Trustee computes NAV by dividing the net asset value of the Trust by the number of Shares outstanding on the date the computation is made.

Trust Expenses

The Trust’s only ordinary recurring expense is expected to be the Sponsor’s Fee. In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the following expenses incurred by the Trust: the Trustee’s Fee and its ordinary out-of-pocket expenses, the Custodian’s Fee and its reimbursable expenses, the Exchange listing fees, SEC registration fees, marketing expenses, printing and mailing costs, audit fees and expenses and up to $200,000 per annum in legal fees and expenses.

The Sponsor’s Fee is accrued daily at an annualized rate equal to 0.1749% of the net asset value of the Trust and is payable monthly in arrears. The Sponsor may, at its discretion and from time to time, waive all or a portion of the Sponsor’s Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. Presently, the Sponsor does not intend to waive any part of its fee. Furthermore, the Sponsor may, in its sole discretion, agree to rebate all or a portion of the Sponsor’s Fee attributable to Shares held by certain institutional investors subject to minimum Share holding and lock up requirements as determined by the Sponsor to foster stability in the Trust’s asset levels. Any such rebate will be subject to negotiation and written agreement between the Sponsor and the investor on a case by case basis. The Sponsor is under no obligation to provide any rebates of the Sponsor’s Fee. Neither the Trust nor the Trustee will be a party to any Sponsor’s Fee rebate arrangements negotiated by the Sponsor. Any Sponsor’s Fee rebate shall be paid from the funds of the Sponsor and not from the assets of the Trust.

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The Sponsor’s Fee will be paid through delivery of gold from the Trust Unallocated Account that has been de-allocated from the Trust Allocated Account for this purpose. The Trustee will, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, purchase gold in such quantity and at such times, as may be necessary to permit payment of the Trust expenses or liabilities not assumed by the Sponsor. The Trustee will endeavor to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than gold. Accordingly, the amount of gold to be sold will vary from time to time depending on the level of the Trust’s expenses and the market price of gold. The Custodian may, but is not required to sell gold needed to cover Trust expenses provided that if the Trustee’s instruction to sell gold is received by the Custodian by 2:00 p.m. (London time), the purchase price for the gold will be that day’s LBMA Gold Price PM (or other applicable benchmark price), and if the Trustee’s instruction to sell gold is received by the Custodian after 2:00 p.m. (London time), the purchase price will be the next LBMA Gold Price PM (or other applicable benchmark price) available after that day.

Cash held by the Trustee pending payment of the Trust’s expenses will not bear any interest. Each sale of gold by the Trust will be a taxable event to Shareholders for federal income tax purposes. See “United States Federal Income Tax Consequences—Taxation of U.S. Shareholders.”

Impact of Trust Expenses

The Trust sells gold to raise the funds needed for the payment of the Sponsor’s Fee and all other Trust expenses or liabilities not assumed by the Sponsor. The purchase price received as consideration for such sales is the Trust’s sole source of funds to cover its liabilities. The Trust does not engage in any activity designed to derive a profit from changes in the price of gold. Gold not needed to redeem Baskets of Shares, or to cover the Sponsor’s Fee and Trust expenses or liabilities not assumed by the Sponsor, will be held in physical form by the Custodian. As a result of the recurring deliveries or sales of gold necessary to pay the Sponsor’s Fee and the Trust expenses or liabilities not assumed by the Sponsor, the fractional amount of gold represented by each Share will decrease over the life of the Trust. New deposits of gold, received in exchange for additional new Baskets issued by the Trust, do not reverse this trend.

Hypothetical Expense Example

The following table, prepared by the Sponsor, illustrates the anticipated impact of the deliveries and sales of gold discussed above on the fractional amount of gold represented by each outstanding Share for three years. It assumes that the only dispositions of gold will be those sales needed to pay the Sponsor’s Fee and that the price of gold and the number of Shares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the Trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of gold represented by each Share. In addition, the table does not show the effect of any waivers of the Sponsor’s Fee that may be in effect from time to time.

	Year
	1	2	3
Hypothetical gold price per ounce	$1,000.00	$1,000.00	$1,000.00
Sponsor’s Fee	0.1749%	0.1749%	0.1749%
Shares of Trust, beginning	100,000	100,000	100,000
Ounces of gold in Trust, beginning	997.177	995.433	993.693
Beginning adjusted net asset value of the Trust	$997,177.00	$995,433.28	$993,692.60
Ounces of gold to be delivered to cover the Sponsor’s Fee	1.744	1.741	1.738
Ounces of gold in Trust, ending	995.433	993.693	991.955
Ending adjusted net asset value of the Trust	$995,433.28	$993,692.60	$991,954.97
Ending NAV per share*	$9.95	9.93	9.92

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Description of the Shares and the Trust Agreement

General

The Trust was formed in 2017 when an initial deposit of gold was made in exchange for the issuance of two Baskets. The purpose of the Trust is to own gold transferred to the Trust in exchange for Shares issued by the Trust. The Trust is governed by the Trust Agreement between the Sponsor and the Trustee. The Trust Agreement sets out the rights of depositors of gold and registered holders of Shares and the rights and obligations of the Sponsor and the Trustee. New York law governs the Trust Agreement, the Trust and the Shares. The following is a general description of the Shares and a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Each Share represents a fractional undivided beneficial interest in the net assets of the Trust. The assets of the Trust consist primarily of gold held by the Custodian on behalf of the Trust. However, the Trustee will, at the direction of the Sponsor, or, in the absence of such direction, may, in its discretion, sell the Trust’s gold as necessary to cover the Sponsor’s Fee and expenses and liabilities not assumed by the Sponsor. Such sales result in the Trust holding cash for brief periods of time. In addition, there may be other situations where the Trust may hold cash. For example, a claim may arise against the Custodian, an Authorized Participant, or any other third party, which is settled in cash. In those situations where the Trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of gold will be accepted (i.e., there will be no issuance of new Shares) until after the record date for the distribution of such cash or other property has passed.

The Trustee is authorized under the Trust Agreement to create and issue an unlimited number of Shares. The Trustee will create Shares only in Baskets (a Basket equals a block of 50,000 Shares) and only upon the order of an Authorized Participant. Any creation and issuance of Shares above the amount registered on the registration statement of which this prospectus is a part will require the registration of such additional Shares. Baskets of Shares may be redeemed by the Trust in exchange for the amount of gold represented by the aggregate number of Shares redeemed. The Trust is not a registered investment company under the Investment Company Act and is not required to register under such act. The Trust is not a commodity pool for purposes of the Commodity Exchange Act.

Deposit of Gold; Issuance of Baskets

The Trust creates and redeems Shares on a continuous basis but only in Baskets of 50,000 Shares. Upon the deposit of the corresponding amount of gold with the Custodian, and the payment of the Trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Trustee will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. Only Authorized Participants can deposit gold and receive Baskets of Shares in exchange. As of the date of this prospectus, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. LLC, Virtu Americas LLC and Virtu Financial BD LLC are the Authorized Participants. The Sponsor and the Trustee maintain a current list of Authorized Participants. Gold allocated by the Custodian to the Trust Allocated Account must meet the London Good Delivery Standards.

Before making a deposit, the Authorized Participant must deliver to the Trustee a written purchase order indicating the number of Baskets it intends to acquire. The Trustee will acknowledge the purchase order unless it or the Sponsor decides to refuse the purchase order as permitted by the Trust Agreement. The date the Trustee receives that order determines the Basket Amount the Authorized Participant needs to deposit. However, orders received by the Trustee after 3:59 p.m. (New York time) on a Business Day or on a Business Day when the LBMA Gold Price PM or other applicable benchmark price is not announced, will not be accepted.

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If the Trustee accepts the purchase order, it transmits to the Authorized Participant, via facsimile or electronic mail message, no later than 5:30 p.m. (New York time) on the date such purchase order is received, or deemed received, a copy of the purchase order endorsed “Accepted” by the Trustee and indicating the Basket Amount that the Authorized Participant must deliver to the Custodian at the Trust Unallocated Account loco London in exchange for each Basket. Prior to the Trustee’s acceptance as specified above, a purchase order only represents the Authorized Participant’s unilateral offer to deposit gold in exchange for Baskets of Shares and has no binding effect upon the Trust, the Trustee, the Custodian or any other party.

The Basket Amount necessary for the creation of a Basket changes from day to day. On each day that the Exchange is open for regular trading, the Trustee adjusts the quantity of gold constituting the Basket Amount as appropriate to reflect sales of gold, any loss of gold that may occur, and accrued expenses. The computation is made by the Trustee as promptly as practicable after 4:00 p.m. (New York time). See “The Trust—Valuation of Gold; Computation of Net Asset Value” for a description of how the LBMA Gold Price PM is determined, and description of how the Trustee determines the NAV. The Trustee determines the Basket Amount for a given day by dividing the number of Fine Ounces of gold held by the Trust as of the opening of business on that Business Day, adjusted for the amount of gold constituting estimated accrued but unpaid fees and expenses of the Trust as of the opening of business on that Business Day, by the quotient of the number of Shares outstanding at the opening of business divided by 50,000. Fractions of a Fine Ounce of gold smaller than 0.001 Fine Ounce are disregarded for purposes of the computation of the Basket Amount. The Basket Amount so determined is communicated via electronic mail message to all Authorized Participants, and made available on the Sponsor’s website for the Shares. The Exchange also publishes the Basket Amount determined by the Trustee as indicated above.

Because the Sponsor has assumed what are expected to be most of the Trust’s expenses, and the Sponsor’s Fee accrues daily at the same rate (i.e., 1/365th of the net asset value of the Trust multiplied by 0.1749%), in the absence of any extraordinary expenses or liabilities, the amount of gold by which the Basket Amount decreases each day is predictable. Authorized Participants may use that indicative Basket Amount as guidance regarding the amount of gold that they may expect to have to deposit with the Custodian in respect of purchase orders placed by them on such next Business Day and accepted by the Trustee. The Authorized Participant Agreement provides, however, that once a purchase order has been accepted by the Trustee, the Authorized Participant will be required to deposit with the Custodian the Basket Amount determined by the Trustee on the effective date of the purchase order.

No Shares are issued unless and until the Custodian has informed the Trustee that it has allocated to the Trust Allocated Account (other than up to 430 Fine Ounces, which may be held in the Trust Unallocated Account) the corresponding amount of gold.

Redemption of Baskets

Authorized Participants, acting on authority of the registered holder of Shares or on their own account, may surrender Baskets of Shares in exchange for the corresponding Basket Amount announced by the Trustee. Upon the surrender of such Shares and the payment of the Trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Trustee will deliver to the order of the redeeming Authorized Participant the amount of gold corresponding to the redeemed Baskets. Shares can only be surrendered for redemption in Baskets of 50,000 Shares each.

Before surrendering Baskets of Shares for redemption, an Authorized Participant must deliver to the Trustee a written request indicating the number of Baskets it intends to redeem or on a Business Day when the LBMA Gold Price PM or other applicable benchmark price is not announced. The date the Trustee receives that order determines the Basket Amount to be received in exchange. However, orders received by the Trustee after 3:59 p.m. (New York time) on a Business Day or on a Business Day when the LBMA Gold Price PM or other applicable benchmark price is not announced, will not be accepted.

The redemption distribution from the Trust will consist of a credit to the redeeming Authorized Participant’s unallocated account representing the amount of the gold held by the Trust evidenced by the Shares being redeemed as of the date of the redemption order. Fractions of a Fine Ounce included in the redemption distribution smaller than 0.001 of a Fine Ounce are disregarded. The redemption distribution will not be delivered unless and until all of the Shares to be redeemed have been received by the Trustee.

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In connection with any issuance or redemption of Shares, the Authorized Participant shall be responsible for paying or reimbursing to the Custodian and the Trustee the amount of any applicable tax, fees or other governmental charge that may be due in connection with the transfer of gold and the issuance and delivery of Shares, and any expense associated with the delivery of gold other than by credit to an Authorized Participant’s unallocated account with the Custodian.

Redemptions may be suspended, or the date for delivery of gold may be postponed, only (i) during any period in which regular trading on the Exchange is suspended or restricted or the Exchange is closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable. Neither the Trustee nor the Sponsor will be liable to any person by reason of any such suspension or postponement.

Certificates Evidencing the Shares

The Shares are evidenced by certificates executed and delivered by the Trustee on behalf of the Trust. DTC has accepted the Shares for settlement through its book-entry settlement system. So long as the Shares are eligible for DTC settlement, there will be only one or more global certificates evidencing Shares that will be registered in the name of a nominee of DTC. Investors will be able to own Shares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing Shares. Because Shares can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

If the Sponsor and Trustee determine that there is more cash being held in the Trust than is needed to pay the Trust’s expenses for the next month, the Trustee will distribute the extra cash to DTC for further distribution to the Shareholders.

If the Trust receives any property other than gold or cash, the Trustee will distribute that property in proportion to the number of Shares owned by any means the Sponsor thinks is lawful, equitable and feasible. If the Sponsor is of the opinion that the distribution cannot be made in that way, the Trustee will adopt a method the Sponsor deems lawful, equitable and feasible for the purpose of effecting the distribution, including the public or private sale of the property, or any part thereof, and the net proceeds shall be distributed in the same manner as a distribution of cash. Such distributions shall be made after deduction or upon payment of the expenses of the Trustee.

Registered holders of Shares are entitled to receive these distributions in proportion to the number of Shares owned. Before making a distribution, the Trustee may deduct any applicable withholding taxes and governmental charges and any expenses of the Trustee that have not been paid. The Trustee distributes only whole dollars and cents and shall round fractional cents down to the nearest whole cent. Shareholders of record on the record date fixed by the Trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

If the Trust is terminated and liquidated, the Trustee will distribute to the Shareholders in exchange for their Shares their pro rata share of any amounts remaining after the satisfaction of all outstanding liabilities of the Trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Trustee shall determine. See “Description of the Shares and the Trust Agreement—Amendment and Termination.”

Voting Rights

The Shares do not represent a traditional investment and you should not view them as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. As a Shareholder, you will not have the statutory rights normally associated with the ownership of shares of a corporation, including, for example, the right to bring “oppression” or “derivative” actions. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or any redemption rights or rights to distributions. However, registered holders of at least 25% of the Shares have the right to require the Trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the Shares have the right to require the Trustee to terminate the Trust Agreement as described below. In addition, certain amendments to the Trust Agreement require advance notice to the Shareholders before the effectiveness of such amendments, but no Shareholder vote or approval is required for any amendment to the Trust Agreement.

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Fees and Expenses of the Trustee

Each deposit of gold for the creation of Baskets of Shares and each surrender of Baskets of Shares for the purpose of withdrawing Trust property (including if the Trust Agreement terminates) must be accompanied by a payment to the Trustee of a fee of $500 (or such other fee as the Trustee, with the prior written consent of the Sponsor, may from time to time announce).

The Trustee is entitled to reimburse itself from the assets of the Trust for all expenses and disbursements incurred by it for extraordinary services it may provide to the Trust or in connection with any discretionary action the Trustee may take to protect the Trust or the interests of the holders.

Trust Expenses and Gold Sales

In addition to the fee payable to the Sponsor (See “The Sponsor—The Sponsor’s Fee”), the following expenses are paid out of the assets of the Trust:

-	any expenses or liabilities of the Trust and the Trustee that are not assumed by the Sponsor;
-	any taxes and other governmental charges that may fall on the Trust or its property;
-	expenses and costs of any action taken by the Trustee or the Sponsor to protect the Trust and the rights and interests of holders of Shares; and
-	any indemnification of the Trustee or the Sponsor as described below.

The Trustee may sell the Trust’s gold from time to time as necessary to permit payment of the fees and expenses that the Trust is required to pay. See “The Trust—Trust Expenses.”

The Trustee and the Sponsor shall not be responsible for any depreciation or loss incurred by reason of sales of gold made in compliance with the Trust Agreement, including upon termination of the Trust Agreement.

Payment of Taxes

The Trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge applicable to the creation or redemption of Baskets regardless of whether such tax or charge is imposed directly on the Authorized Participant. By placing a purchase order or redemption order, the Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax or charge, together with any applicable penalties, additions to tax and interest thereon.

Evaluation of Gold and the Trust Assets

See “The Trust—Valuation of Gold; Computation of Net Asset Value.”

Amendment and Termination

The Sponsor and the Trustee may agree to amend the Trust Agreement without the consent of Shareholders. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, registration fees or other such expenses, or prejudices a substantial right of holders of Shares, it will not become effective for outstanding Shares until 30 days after the Trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold Shares, registered and beneficial owners of Shares are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

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The Trustee will terminate the Trust Agreement if:

-	the Trustee is notified that the Shares are delisted from the Exchange and are not approved for listing on another national securities exchange within five Business Days of their delisting;
-	Shareholders acting in respect of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;
-	60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee, and a successor trustee has not been appointed and accepted its appointment;
-	any sole Custodian then acting resigns or is removed and no successor custodian has been employed within 60 days of such resignation or removal;
-	the SEC determines that the Trust is an investment company under the Investment Company Act and the Trustee has actual knowledge of that determination;
-	the CFTC determines that (i) the Trust is a commodity pool under the Commodity Exchange Act; and/or (ii) the Shares constitute “commodity interests”, as defined by the CFTC or in CFTC Regulation 1.3(yy) and the Trustee has actual knowledge of that determination;
-	the aggregate market capitalization of the Trust, based on the closing price for the Shares, is less than $50 million (as adjusted for inflation by reference to the U.S. Consumer Price Index) at any time more than 18 months after the Trust’s formation, and the Trust receives, within 6 months after the last trading date on which such capitalization was less than $50 million, notice from the Sponsor of its decision to terminate the Trust;
-	the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust under the Code, or under any comparable provision of any other jurisdiction where such treatment is sought, and the Trustee receives notice that the Sponsor has determined that the termination of the Trust is advisable; or
-	60 days have elapsed since DTC ceases to act as depository with respect to the Shares and the Sponsor has not identified another depository which is willing to act in such capacity.

If the Sponsor resigns without appointing a successor sponsor, is dissolved or ceases to exist as a legal entity for any reason, or is deemed to have resigned because (1) it fails to undertake or perform, or becomes incapable of undertaking or performing, any of the duties required by the Trust Agreement, and such failure or incapacity is not cured, or (2) the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, the Sponsor shall be deemed to have resigned, in which case the Trustee may, among other actions, terminate and liquidate the Trust.

The Trustee will notify DTC at least 30 days before the date for termination of the Trust Agreement. After termination, the Trustee and its agents will do the following under the Trust Agreement but nothing else: (i) collect distributions pertaining to Trust property; (ii) pay the Trust’s expenses and sell gold as necessary to meet those expenses; and (iii) deliver Trust property to Authorized Participants upon surrender of Shares. 60 days or more after termination, the Trustee will sell any remaining Trust property. After that, the Trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement, for the pro rata benefit of the registered holders that have not surrendered their Shares and will deliver to such registered holders against the surrender of their Shares their pro rata portion thereof. It will not invest the money and has no liability for interest. The Trustee will deduct from any delivery to Authorized Participants or registered holders of Shares any applicable fees, Trust expenses and taxes and governmental charges.

The Sponsor

This section summarizes some of the important provisions of the Trust Agreement which apply to the Sponsor. For a general description of the Sponsor’s role concerning the Trust, see “The Sponsor—The Sponsor’s Role.”

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Liability of the Sponsor and Indemnification

The Sponsor is required to perform its obligations under the Trust Agreement without gross negligence, willful misconduct or bad faith. Otherwise, the Sponsor has no obligation, and will not be liable, to any Shareholder, Authorized Participant or other person under the Trust Agreement. Additionally, the Sponsor will not have any liability to any Shareholder, Authorized Participant or other person if it is prevented or delayed by law or circumstances beyond its control from performing its obligations under the Trust Agreement, or for any act or omission it made in reliance upon information or advice from legal counsel, accountants, any Authorized Participant, Shareholder or other person believed by it in good faith to be competent to give such information or advice. The Sponsor has no obligation to prosecute any action, suit or proceeding in respect of any Trust property or in respect of the Shares on behalf of a Shareholder, Authorized Participant or other person, or to comply with any direction or instruction from a Shareholder or Authorized Participant regarding Shares, unless specifically required to do so by the Trust Agreement.

The Sponsor and its members, managers, directors, officers, employees, agents and affiliates (as such term is defined under the Securities Act) and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability, or expense (including reasonable fees and expenses of legal counsel) arising out of or in connection with the performance of its obligations under the Trust Agreement and under each other agreement entered into by the Sponsor in furtherance of the administration of the Trust (including Authorized Participant agreements to which the Sponsor is a party, including the Sponsor’s indemnification obligations thereunder) or any actions taken in accordance with the provisions of the Trust Agreement to the extent such loss, liability or expense was incurred without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such indemnified party in connection with the performance of its obligations under the Trust Agreement or any such other agreement or any actions taken in accordance with the provisions of the Trust Agreement or any such other agreement, or (2) reckless disregard on the part of such indemnified party of its obligations and duties under the Trust Agreement or any such other agreement. Such indemnity shall include payment from the Trust of the reasonable costs and expenses incurred by such indemnified party in investigating or defending itself against any claim or liability in its capacity as Sponsor. Any amounts payable to an indemnified party may be payable in advance or shall be secured by a lien on the Trust’s assets. The Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of the Trust Agreement and the interests of the Shareholders and, in such event, the reasonable legal expenses and costs of any such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

Successor Sponsors

If the Sponsor fails to undertake or perform, or becomes incapable of undertaking or performing, any of its duties and such failure or incapacity is not cured within 30 days following receipt of notice from the Trustee of such failure or incapacity, or if the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, the Trustee may (1) appoint a successor sponsor, (2) agree to act as the sponsor, or (3) terminate and liquidate the Trust and distribute its remaining assets. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is or is not terminated as described in the preceding sentence.

The Trustee

This section summarizes some of the important provisions of the Trust Agreement which apply to the Trustee. For a general description of the Trustee’s role concerning the Trust, see “The Trustee—The Trustee’s Role.”

Qualifications of the Trustee

The Trustee and any successor trustee must be (1) a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, and authorized under such laws to exercise corporate trust powers, (2) a participant in DTC or such other securities depository as shall then be acting with respect to Shares, and (3) unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that such requirement is not necessary for the exception under Section 408(m)(3)(B) of the Code, to apply, a banking institution as defined in Code Section 408(n). The Trustee and any successor trustee must have, at all times, an aggregate capital, surplus, and undivided profits of at least $150 million.

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General Duty of Care of Trustee

The Trustee is a fiduciary under the Trust Agreement; provided, however, that the fiduciary duties and responsibilities and liabilities of the Trustee are limited by, and are only those specifically set forth in, the Trust Agreement. For limitations of the fiduciary duties of the Trustee, see the limitations on liability set forth in “Description of the Shares and the Trust Agreement—The Trustee.”

Limitation on Trustee’s Liability

The Trustee is required to perform its obligations under the Trust Agreement without gross negligence, willful misconduct or bad faith. Otherwise the Trustee has no obligations, and will not be liable to any Shareholder, Authorized Participant or other person, under the Trust Agreement. The Trustee will not have any liability to any Shareholder or Authorized Participant if it is prevented or delayed by law or circumstances beyond its control from performing its obligations under the Trust Agreement, or for any act or omission it made in reliance upon information or advice from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person believed by it in good faith to be competent to give such information or advice. The Trustee has no obligation to comply with any direction or instruction from any Shareholder or Authorized Participant regarding Shares, unless specifically required to do so by the Trust Agreement. In no event will the Trustee be liable for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document (1) from the Sponsor or a Custodian or any entity acting on behalf of either which the Trustee believes is given pursuant to or is authorized by the Trust Agreement or a Custody Agreement, respectively; or (2) from or on behalf of any Authorized Participant which the Trustee believes is given pursuant to or is authorized by an Authorized Participant Agreement (provided that the Trustee has complied with any verification procedures specified in the Authorized Participant Agreement). The Trustee will not be liable for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, or for an amount in excess of the value of the Trust’s assets.

Trustee’s Liability for Custodial Services and Agents

The Trustee will not be answerable for the default of the Custodian or any other custodian of the Trust’s gold employed at the direction of the Sponsor or selected by the Trustee with reasonable care. The Trustee does not monitor the performance of the Custodian or any sub-custodian other than to review the reports provided by the Custodian pursuant to the Custody Agreements. The Trustee may also employ custodians for Trust assets other than gold, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any of them if they were selected with reasonable care. The fees and expenses charged by custodians for the custody of gold and related services, agents, attorneys, accountants, auditors or other professionals, and expenses reimbursable to any custodian under a Custody Agreement authorized by the Trust Agreement, exclusive of fees for services to be performed by the Trustee, will be expenses of the Sponsor or the Trust. Fees paid for the custody of assets other than gold will be an expense of the Trustee.

Taxes

The Trustee will not be personally liable for any taxes or other governmental charges imposed upon the gold or its custody, moneys or other Trust assets, or on the income therefrom or the sale or proceeds of the sale thereof, or upon it as Trustee (except that it shall be personally liable for any income or other taxes on the amounts it receives from the Sponsor for its fee for acting as Trustee and for reimbursement for out of pocket expenses) or upon or in respect of the Trust or the Shares which it may be required to pay under any present or future law of the United States of America or of any other taxing authority having jurisdiction in the premises. For all such taxes and charges and for any expenses, including reasonable counsel’s fees, which the Trustee may sustain or incur with respect to such taxes or charges, the Trustee will be reimbursed and indemnified out of the Trust’s assets and the payment of such amounts shall be secured by a lien on the Trust’s assets.

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Indemnification of the Trustee

The Trustee and its directors, officers, employees, shareholders, agents and affiliates (as such term is defined under the Securities Act) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under the Trust Agreement and under each other agreement entered into by the Trustee in furtherance of the administration of the Trust (including the Custody Agreements and any Authorized Participant Agreement, including the Trustee’s indemnification obligations thereunder) or otherwise by reason of the Trustee’s acceptance or administration of the Trust, to the extent such loss, liability or expense was incurred without (i) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such indemnified party in connection with the performance of its obligations under the Trust Agreement or any such other agreement or any actions taken in accordance with the provisions of the Trust Agreement or any such other agreement or (ii) reckless disregard on the part of such indemnified party of its obligations and duties under the Trust Agreement or any such other agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such indemnified party in investigating or defending itself against any claim or liability. Any amounts payable to an indemnified party may be payable in advance or shall be secured by a lien on the Trust’s assets.

Indemnity for Actions Taken to Protect the Trust

The Trustee is under no obligation to appear in, prosecute or defend any action that in its opinion may involve it in expense or liability, unless it is furnished with reasonable security and indemnity against the expense or liability. Subject to the preceding conditions, the Trustee may, in its sole discretion, undertake such action as it may deem necessary or desirable to protect the Trust and the rights and interests of all Shareholders pursuant to the terms of the Trust Agreement. The expenses, costs and disbursements incurred by the Trustee in connection with taking any action under the preceding sentence (including the reasonable fees and disbursements of legal counsel) shall be expenses of the Trust, and shall be deductible from, and constitute a lien on, the assets of the Trust.

Protection for Amounts Due to Trustee

If any fees or costs owed to the Trustee under the Trust Agreement are not paid when due by the Sponsor, the Trustee may charge those amounts to the Trust, in any amount not exceeding the amount that could be charged to the Trust in respect of the Sponsor’s Fee (without regard to whether the Sponsor may not be entitled to such fee due to its default, waiver or other reason), and any subsequent amount paid to the Sponsor as its fee shall be net of the amounts withheld. The Trustee’s right of reimbursement shall be secured by a lien on amounts chargeable to the Trust for the Sponsor’s Fee, without giving effect to any fee waiver, which shall have priority over the interest of the Sponsor, the Shareholders and any other person.

Holding of Trust Property Other Than Gold

The Trustee will hold and record the ownership of the Trust’s assets in a manner so that it will be owned by the Trust and the Trustee as trustee thereof for the benefit of the Shareholders for the purposes of, and subject to and limited by the terms and conditions set forth in, the Trust Agreement. Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or, except as provided in the Trust Agreement, otherwise incur, assume or guarantee any indebtedness for money borrowed.

All moneys held by the Trustee shall be held by it, without interest thereon or investment thereof, as a deposit for the account of the Trust. Such monies held shall be deemed segregated by maintaining such monies in an account or accounts for the exclusive benefit of the Trust. The Trustee may also employ custodians for Trust assets other than gold, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any of them if they were selected with reasonable care. Any Trust assets other than gold or cash will be held by the Trustee either directly or through the commercial book-entry system operated by the Federal Reserve Banks (“Book Entry System”), DTC, or through any other clearing agency or similar system (“Clearing Agency”), if available. The Trustee will have no responsibility or liability for the actions or omissions of the Book Entry System, DTC or any Clearing Agency. The Trustee shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rate changes, or similar matters relating to securities held at DTC.

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Resignation, Discharge or Removal of Trustee; Successor Trustees

The Trustee may at any time resign as Trustee by written notice of its election so to do, delivered to the Sponsor, and such resignation shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment.

The Sponsor may remove the Trustee in its sole discretion by written notice delivered to the Trustee not more than 120 days and at least 90 days prior to the fifth anniversary of the date of the Trust Agreement or, thereafter, by written notice delivered to the Trustee not more than 120 days and at least 90 days prior to the last day of any subsequent three-year period.

The Sponsor may also remove the Trustee at any time if the Trustee (1) ceases to be a Qualified Bank (as defined below), (2) is in material breach of its obligations under the Trust Agreement and fails to cure such breach within 30 days after receipt of written notice from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares specifying such default and requiring the Trustee to cure such default, or (3) fails to consent to the implementation of an amendment to the Trust’s initial Internal Control Over Financial Reporting deemed necessary by the Sponsor and, after consultations with the Sponsor, the Sponsor and the Trustee fail to resolve their differences regarding such proposed amendment. Under such circumstances, the Sponsor, acting on behalf of the Shareholders, may remove the Trustee by written notice delivered to the Trustee and such removal shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment.

A “Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (i) is a DTC Participant or a participant in such other depository as is then acting with respect to the Shares; (ii) unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that the following requirement is not necessary for the exception under Section 408(m)(3) of the Code, to apply, is a banking institution as defined in Section 408(n) of the Code and (iii) had, as of the date of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of at least $150 million.

The Sponsor may also remove the Trustee at any time if the Trustee merges into, consolidates with or is converted into another corporation or entity in a transaction in which the Trustee is not the surviving entity. The surviving entity from such a transaction shall be the successor of the Trustee without the execution or filing of any document or any further act; however, during the 90-day period following the effectiveness of such transaction, the Sponsor may, by written notice to the successor Trustee, remove the Trustee and designate a successor Trustee.

If the Trustee resigns or is removed, the Sponsor, acting on behalf of the Shareholders, shall use its reasonable efforts to appoint a successor Trustee, which shall be a Qualified Bank. Every successor Trustee shall execute and deliver to its predecessor and to the Sponsor, acting on behalf of the Shareholders, an instrument in writing accepting its appointment, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Sponsor, acting on behalf of the Shareholders, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor, shall duly assign, transfer and deliver all right, title and interest in the Trust’s assets to such successor, and shall deliver to such successor a list of the registered owners of all outstanding Shares. The Sponsor or any such successor Trustee shall promptly give notice of the appointment of such successor Trustee to the Shareholders.

If the Trustee resigns and a successor trustee has not been appointed and accepted its appointment within 60 days after the date the Trustee issues its notice of resignation, the Trustee will terminate and liquidate the Trust and distribute its remaining assets.

The Custodian and Custody of the Trust’s Gold

In addition to this section, see “The Custodian—The Custodian’s Role” for a summary of some of the important provisions of the Trust Agreement which apply to the Custodian and the custody of the Trust’s gold.

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The Trustee, on behalf of the Trust, will enter into the Custody Agreements with the Custodian.

The Sponsor will appoint accountants, auditors, or other inspectors to audit or examine the accounts and operations of the Custodian and any successor custodian or additional custodian at such times as directed by the Sponsor as permitted by the Custody Agreements. The Trustee has no obligation to monitor the activities of any Custodian other than to receive and review such reports of the gold held for the Trust by such Custodian and of transactions in gold held for the account of the Trust made by such Custodian pursuant to the Custody Agreements.

Appointment and Removal of Custodians

The Sponsor may direct the Trustee to employ one or more other custodians in addition to or in replacement of the Custodian, provided that the Trustee shall not be answerable for the default of any custodian employed at the direction of the Sponsor or selected by the Trustee with reasonable care. When directed by the Sponsor, the Trustee will employ one or more successor or additional custodians selected by the Sponsor for the safekeeping of gold and services in connection with the deposit and delivery of gold.

The Securities Depository; Book-Entry-Only System; Global Security

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in those securities among DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to DTC Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates are not issued for the Shares. Instead, one or more global certificates are signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates represent all of the Shares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the number of Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership is effected only through, records maintained by DTC, with respect to DTC Participants, the records of DTC Participants, with respect to Indirect Participants, and the records of Indirect Participants with respect to beneficial owners that are not DTC Participants or Indirect Participants. Beneficial owners are expected to receive from or through a DTC Participant a written confirmation relating to their purchase of the Shares.

Investors may transfer Shares through DTC by instructing the DTC Participant or Indirect Participant through which they hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Shares by giving notice to the Trustee and the Sponsor. Under these circumstances, the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, the Trustee will terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the Shares are eligible for deposit with DTC, the sole registered owner will be DTC or its nominee and transfer of Shares will be effected solely by DTC in accordance with its customary practices from time to time.

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The Sponsor

The Sponsor is a Delaware limited liability company and was formed on January 6, 2017. The Sponsor’s office is located at 222 Broadway, 21st Floor, New York, New York 10038. Under the Delaware Limited Liability Company Act and the governing documents of the Sponsor, the sole member of the Sponsor, GraniteShares, Inc., is not responsible for the debts, obligations and liabilities of the Sponsor solely by reason of being the sole member of the Sponsor.

The Sponsor’s Role

The Sponsor arranged for the creation of the Trust and is responsible for the ongoing registration of the Shares for their public offering in the United States and the listing of the Shares on the Exchange. The Sponsor has agreed to assume the organizational expenses of the Trust and the following expenses incurred by the Trust: the Trustee’s monthly fee and its ordinary out-of-pocket expenses, the Custodian’s Fee and its reimbursable expenses, Exchange listing fees, SEC registration fees, marketing expenses, printing and mailing costs, audit fees and expenses and up to $200,000 per annum in legal fees and expenses.

The Sponsor will not exercise day-to-day oversight over the Trustee or the Custodian. The Sponsor may remove the Trustee and appoint a successor Trustee (i) if the Trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million), (ii) if, having received written notice of a material breach of its obligations under the Trust Agreement, the Trustee has not cured the breach within 30 days, or (iii) if the Trustee refuses to consent to the implementation of an amendment to the Trust’s initial Internal Control Over Financial Reporting. The Sponsor also has the right to replace the Trustee during the 90 days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the Trust or on any subsequent third anniversary thereafter. The Sponsor also has the right to direct the Trustee to appoint any new or additional Custodian that the Sponsor selects.

The Sponsor has developed a marketing plan for the Trust, prepares marketing materials regarding the Shares, including the content of the Trust’s website, and executes the marketing plan for the Trust on an ongoing basis.

Management of the Sponsor

The Trust does not have any directors, officers or employees. The creation and operation of the Trust has been arranged by the Sponsor. The Sponsor is not governed by a board of directors. The principals and executive officers of the Sponsor are as follows:

William Rhind has been the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of the Sponsor since its inception on January 6, 2017. Prior to forming the Sponsor and becoming its CEO and CFO, Mr. Rhind was the CEO of World Gold Trust Services, LLC (“WGTS”) from September 2014 to February 2016. WGTS is the sponsor of SPDR® Gold Trust, the largest gold fund in the world, and is a wholly-owned subsidiary of the World Gold Council, a market development organization for the gold industry. Mr. Rhind also served as the Managing Director, Institutional Investment, of the World Gold Council from September 2013 to February 2016. From March 2007 to September 2013, Mr. Rhind was employed by ETF Securities, an independent exchange-traded product provider, in a number of leadership roles, including as Managing Director from June 2009 to September 2013. In that role, Mr. Rhind managed the company’s U.S. exchange traded fund business. Prior to joining ETF Securities, Mr. Rhind was a Principal for the iShares unit of Barclays Global Investors. He began his career as an investment banking analyst at Nomura International in London. Mr. Rhind earned a Bachelor of Arts in Modern Languages (French & Russian) and European Studies from the University of Bath in England. Mr. Rhind is 45 years old.

Benoit Autier has been the Chief Accounting Officer of the Sponsor since its inception on January 6, 2017. Mr. Autier was previously the Head of Product Management for the World Gold Council from September 2015 to October 2016. Mr. Autier worked at ETF Securities, an independent exchange-traded product provider, from July 2005 to August 2015 as Head of Product Management. Mr. Autier previously was employed by KPMG in Paris as a senior consultant. Mr. Autier holds a Masters in Finance from London Business School. Mr. Autier is 49 years old.

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The Sponsor’s Fee

The Sponsor’s Fee accrues daily and is paid monthly in arrears at an annualized rate equal to 0.1749% of the net asset value of the Trust.

The Trustee

The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, serves as the Trustee. The Bank of New York Mellon has a trust office at 240 Greenwich Street New York, NY 10286. The Bank of New York Mellon is subject to supervision by the New York State Department of Financial Services and the Board of Governors of the Federal Reserve System. A copy of the Trust Agreement is available for inspection at The Bank of New York Mellon’s trust office identified above. The Bank of New York Mellon had at least $150 million in capital and retained earnings as of December 31, 2024.

The Trustee’s Role

The Trustee is responsible for the day-to-day administration of the Trust. This includes (i) processing orders for the creation and redemption of Baskets; (ii) coordinating with the Custodian the receipt and delivery of gold transferred to, or by, the Trust in connection with each issuance and redemption of Baskets; (iii) calculating the net asset value of the Trust on each Business Day; and (iv) selling the Trust’s gold as needed to cover the Trust’s expenses. The Trustee intends to regularly communicate with the Sponsor to monitor the overall performance of the Trust. The Trustee does not monitor the performance of the Custodian other than to review the reports provided by the Custodian pursuant to the Custody Agreements. The Trustee, along with the Sponsor, will liaise with the Trust’s legal, accounting and other professional service providers as needed. The Trustee will assist and support the Sponsor with the preparation of the financial statements of the Trust and with all periodic reports required to be filed with the SEC on behalf of the Trust.

The Trustee’s Fees are paid by the Sponsor.

The Trustee and any of its affiliates may from time-to-time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Custodian

ICBC Standard Bank Plc, a public limited company incorporated under the laws of England and Wales, serves as the Custodian of the Trust’s gold.

The Custodian’s Role

The Custodian is responsible for holding the Trust’s allocated gold as well as receiving and converting allocated and unallocated gold on behalf of the Trust. Unless otherwise agreed between the Trustee (as instructed by the Sponsor) and the Custodian, physical gold must be held by the Custodian at its London vault premises. At the end of each Business Day, the Custodian will hold no more than 430 Fine Ounces of unallocated gold for the Trust, which corresponds to the maximum Fine Ounce weight of a London Good Delivery Bar. The Custodian converts the Trust’s gold between allocated and unallocated gold when: (1) Authorized Participants engage in creation and redemption transactions with the Trust; or (2) gold is sold to pay Trust expenses. The Custodian will facilitate the transfer of gold in and out of the Trust through the unallocated gold accounts it may maintain for each Authorized Participant or unallocated gold accounts that may be maintained for an Authorized Participant by another LBMA-approved gold-clearing bank, and through the unallocated gold account it will maintain for the Trust. The Custodian is responsible for allocating specific bars of gold to the Trust Allocated Account.

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The Custodian will provide the Trustee with regular reports detailing the gold transfers in and out of the Trust Unallocated Account with the Custodian and identifying the gold bars held in the Trust Allocated Account.

The Custodian’s fees and expenses are to be paid by the Sponsor. The Custodian and its affiliates may from time to time act as Authorized Participants or purchase or sell gold or shares for their own account, as an agent for their customers and for accounts over which they exercise investment discretion. The Trustee, on behalf of the Trust, has entered into the Custody Agreements with the Custodian, under which the Custodian maintains the Trust Unallocated Account and the Trust Allocated Account.

Pursuant to the Trust Agreement, if, upon the resignation of the Custodian, there would be no custodian acting pursuant to the Custody Agreements, the Trustee shall, promptly after receiving notice of such resignation, appoint a substitute custodian or custodians selected by the Sponsor pursuant to custody agreement(s) approved by the Sponsor (provided, however, that the rights and duties of the Trustee under the Trust Agreement and the custody agreement(s) shall not be materially altered without its consent). When directed by the Sponsor, and to the extent permitted by, and in the manner provided by, the Custody Agreements, the Trustee shall remove the Custodian and appoint a substitute or appoint an additional custodian or custodians selected by the Sponsor. Each such substitute or additional custodian shall, forthwith upon its appointment, enter into a Custody Agreement in form and substance approved by the Sponsor. After the entry into the Custody Agreements, the Trustee shall not enter into or amend any Custody Agreement with a custodian without the written approval of the Sponsor (which approval shall not be unreasonably withheld or delayed). When instructed by the Sponsor, the Trustee shall demand that a custodian of the Trust deliver such of the Trust’s gold held by it as is requested of it to any other custodian or such substitute or additional custodian or custodians directed by the Sponsor. In connection with such transfer of physical gold, the Trustee will, at the direction of the Sponsor, cause the physical gold to be weighed or assayed. The Trustee shall have no liability for any transfer of physical gold or weighing or assaying of delivered physical gold as directed by the Sponsor, and in the absence of such direction shall have no obligation to effect such a delivery or to cause the delivered physical gold to be weighed, assayed or otherwise validated.

Under the Trust Agreement, the Sponsor is responsible for appointing accountants, auditors or other inspectors to audit or examine the accounts and operations of the Custodian and any successor custodian or additional custodian at such times as directed by the Sponsor as permitted by the Custody Agreements. See “Inspection of Gold” for a summary of the provisions of the Custody Agreements permitting the Sponsor and the Trustee and their identified representatives, independent public accountants and physical gold auditors to access the premises of the Custodian and to examine the physical gold and records maintained by the Custodian pursuant to the Custody Agreements. The Trustee has no obligation to monitor the activities of the Custodian other than to receive and review such reports of the gold held for the Trust by such Custodian and of transactions in gold held for the account of the Trust made by such Custodian pursuant to the Custody Agreements.

Description of the Custody Agreements

The Trustee has entered into the Custody Agreements with the Custodian on the Trust’s behalf. The Custody Agreements establish the Trust Unallocated Account and the Trust Allocated Account with the Custodian and define the Custodian’s responsibilities to the Trust.

Transfers from the Trust Unallocated Account

The Custodian will arrange for the transfer of gold from the Trust Unallocated Account only in accordance with the Trustee’s instructions to the Custodian. A transfer of gold from the Trust Unallocated Account may only be made (1) by transferring gold to an Authorized Participant’s unallocated account, (2) by transferring gold to the Trust Allocated Account, (3) the collection of physical gold from the Custodian at its vault premises or such other location as the Custodian may direct, at the Trust’s expense and risk, (4) delivery of gold to such location as the Trustee directs, at the Trust’s expense and risk, or (5) by transfer to an account maintained by the Custodian or a third party on an unallocated basis in connection with the sale of gold or other transfers permitted under the Trust Agreement. Transfers made pursuant to clauses (3) and (4) are anticipated to be made only on an exceptional basis, with transfers under clause (5) to include transfers made in connection with a sale of gold to pay the Sponsor’s Fee and any extraordinary expenses of the Trust not paid by the Sponsor or on the liquidation of the Trust. Any gold made available in physical form by the Custodian will be in a form that complies with the rules, regulations, practices, procedures and customs of the LBMA, the Bank of England or any applicable regulatory body that apply to such gold or in such other form as may be agreed between the Trustee and the Custodian, the combined weight of which will not exceed the number of Fine Ounces the Trustee has instructed the Custodian to debit.

The Custodian shall identify bars of a weight most closely approximating, but not exceeding, the balance in the Trust Unallocated Account and shall transfer such weight from the Trust Unallocated Account to the Trust Allocated Account.

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Right to Refuse Transfers or Amend Transfer Procedures

The Custodian will, where practicable, refuse to accept instructions to transfer gold to or from the Trust Unallocated Account or the Trust Allocated Account if, in the Custodian’s reasonable opinion, they are or may be contrary to the rules, regulations, practices, procedures and customs of the LBMA or the Bank of England or contrary to any applicable law. The Custodian may amend the procedures for transferring gold to or from the Trust Unallocated Account or the Trust Allocated Account or impose such additional procedures in relation to the transfer of gold to or from the Trust Unallocated Account or the Trust Allocated Account where such amendment or imposition is caused by a change in the rules, regulations, practices, procedures and customs of the LBMA or the Bank of England or other applicable regulatory authority. The Custodian will, whenever practicable, notify the Trustee and the Sponsor within a commercially reasonable time before the Custodian amends these procedures or imposes additional ones.

Trust Unallocated Account Credit and Debit Balances

No interest will be paid by the Custodian on any credit balance to the Trust Unallocated Account or the Trust Allocated Account. The Trust Unallocated Account may not at any time have a debit or negative balance.

Exclusion of Liability

The Custodian will use reasonable care in the performance of its duties under the Custody Agreements and will only be responsible for any loss or damage suffered by the Trustee or the Trust as a direct result of any negligence, fraud or willful default on its part in the performance of its duties. In the case where gold is lost or damaged, the Custodian’s liability under the Custody Agreements is further limited to the market value of the gold credited to the Trust Unallocated Account and the Trust Allocated Account at the time such negligence, fraud or willful default is either discovered by the Custodian or notified to the Custodian by the Trustee.

Indemnity

The Trustee will, solely out of and to the extent of the Trust’s assets, indemnify and keep indemnified the Custodian (on an after-tax basis) on demand against all costs and expenses, damages, liabilities and losses (other than value added taxes and expenses assumed by the Sponsor) that the Custodian may suffer or incur directly or indirectly in connection with the Custody Agreements, except to the extent that such sums are due directly to the Custodian’s negligence, willful default or fraud.

Insurance

The Custodian (or one of its affiliates) will maintain such insurance as it deems appropriate in connection with its custodial and other obligations and will be responsible for all costs, fees and expenses (including any relevant taxes) arising from the insurance policy or policies attributable to its relationship with the Trust. The Trustee and the Sponsor may, subject to confidentiality restrictions, review the details of this insurance coverage from time to time upon reasonable prior notice. In the event the Custodian or one of its affiliates elects to reduce, cancel or not renew the Custodian’s insurance, the Custodian will give the Trustee and the Sponsor written notice of the election within 15 days thereafter.

Force Majeure

The Custodian will not be liable for any delay in performance or any non-performance of any of its obligations under the Custody Agreements by reason of any cause beyond its reasonable control, including acts of God, war or terrorism or other breakdowns or acts set forth in the Custody Agreements.

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Reports

The Custodian will provide the Trustee with reports for each London Business Day identifying (1) the credits and debits of gold to the Trust Unallocated Account and the Trust Allocated Account and (2) sufficient information to identify each bar of physical gold held in the Trust Allocated Account. The Custodian will provide notification to the Trustee on each London Business Day of (1) each separate transaction transferring gold to and from the Trust Unallocated Account and the Trust Allocated Account, (2) the amount of gold transferred to and from the Trust Allocated Account, and (3) the closing balance of gold in the Trust Unallocated Account and the Trust Allocated Account, and the Custodian will use commercially reasonable efforts to send the notification by 12:00 noon (New York time). For each calendar month, the Custodian will provide the Trustee within a reasonable time after the end of the month a statement of account for the Trust Allocated Account and the Trust Unallocated Account which shall include the opening and closing monthly balances and all transfers to and from the Trust Allocated Account and the Trust Unallocated Account, accompanied by one or more weight lists containing information sufficient to identify each bar of gold held in the Trust Allocated Account as of the last London Business Day of the calendar month. Under the Custody Agreements, a “Business Day” generally means any day that is a “London Business Day,” when commercial banks generally and the London gold market are open for the transaction of business in London.

Transfers into the Trust Unallocated Account

The Custodian will credit to the Trust Unallocated Account the amount of gold it receives from an Authorized Participant’s unallocated account. Additionally, in the ordinary course, the only gold the Custodian will accept for credit to the Trust Unallocated Account is gold that has transferred from an Authorized Participant’s unallocated account or from the Trust Allocated Account.

Termination

The Custody Agreements each have an initial five (5) years term and will automatically renew for successive one (1) year terms unless otherwise terminated. The Trustee, upon instruction from the Sponsor, and the Custodian may each terminate any Custody Agreement for any reason or for no reason upon 90 days’ prior written notice. Each Custody Agreement may also be terminated immediately upon written notice as follows: (1) by the Trustee, if the Custodian ceases to offer the services contemplated by the Custody Agreement to its clients or proposes to withdraw from the gold bullion business, (2) by the Trustee or the Custodian, if it becomes unlawful for the Custodian or the Trustee to have entered into the agreement or to provide or receive the services thereunder, (3) by the Custodian, if the Custodian determines in its reasonable view that the Trust or the Sponsor is insolvent or faces impending insolvency, or by the Trustee, if the Sponsor determines in its view that the Custodian or the Sponsor is insolvent or faces impending insolvency, (4) by the Trustee, if the Trust is to be terminated, or (5) by the Trustee or the Custodian, if the other Custody Agreement ceases to be in full force and effect.

If arrangements acceptable to the Custodian for redelivery of the balance in the Trust Unallocated Account or the gold in the Trust Allocated Account are not made, the Custodian may continue to maintain the Trust Unallocated Account and the Trust Allocated Account and charge for its fees and expenses payable under the Trust Allocated Account Agreement, and, after six months from the termination date, the Custodian may close the Trust Allocated Account and Trust Unallocated Account, sell the Trust’s gold and account to the Trustee for the proceeds.

Governing Law

The Custody Agreements are governed by English law. The Trustee and the Custodian both consent to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts located in the borough of Manhattan in New York City. Such consent is not required for any person to assert a claim of New York jurisdiction over the Trustee or the Custodian.

Inspection of Gold

Under the Custody Agreements, the Custodian will allow the Sponsor and the Trustee and their identified representatives, independent public accountants and physical gold auditors (currently Inspectorate International Limited, an entity owned by Bureau Veritas Group Company), access to its premises upon reasonable notice during normal business hours, to examine the physical gold and such records as they may reasonably require to perform their respective duties with regard to investors in Shares. The Trustee agrees that any such access shall be subject to execution of a confidentiality agreement and agreement to the Custodian’s security procedures, and any such audit shall be at the Trust’s expense.

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United States Federal Income Tax Consequences

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain United States federal income consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to United States federal income tax law and subject to the limitations and qualifications described therein, the opinion of Carlton Fields, P.A., special United States federal income tax counsel to the Sponsor. The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this Prospectus; no assurance can be given that future legislation, regulations, court decisions and/or administrative pronouncements will not significantly change applicable law and materially affect the conclusions expressed herein, and any such change, even though made after a Shareholder has invested in the Trust, could be applied retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to an investor in light of its particular circumstances, including banks, thrift institutions and certain other financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders, Shareholders that are partnerships for United States federal income tax purposes, persons holding Shares as a position in a “hedging,” “straddle,” “conversion,” or “constructive sale” transaction for United States federal income tax purposes, qualified pension and profit-sharing plans, individual retirement accounts (“IRAs”), certain other tax-deferred accounts, U.S. expatriates, persons whose “functional currency” is not the U.S. dollar, persons with “applicable financial statements” within the meaning of Section 451(b) of the Code, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as “capital assets” within the meaning of Section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisers with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

-	an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes;
-	a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
-	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
-	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not a U.S. Shareholder as defined above is considered a “Non-U.S. Shareholder” for purposes of this discussion. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, the discussion below may not be applicable and we urge you to consult your own tax adviser for the U.S. federal tax implications of the purchase, ownership and disposition of such Shares.

Taxation of the Trust

The Sponsor and the Trustee will treat the Trust as a “grantor trust” for United States federal income tax purposes. In the opinion of Carlton Fields, P.A., special United States federal income tax counsel to the Sponsor, the Trust will be classified as a “grantor trust” for United States federal income tax purposes. As a result, the Trust itself will not be subject to United States federal income tax. Instead, the Trust’s income and expenses will “flow through” to the Shareholders, and the Trustee will report the Trust’s income, gains, losses and deductions to the Internal Revenue Service (the “IRS”) on that basis. The opinion of Carlton Fields, P.A. represents only its best legal judgment and is not binding on the IRS or any court and does not preclude the IRS from taking a contrary position. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the Sponsor nor the Trustee will request a ruling from the IRS with respect to the classification of the Trust for United States federal income tax purposes. If the IRS were to assert successfully that the Trust is not classified as a “grantor trust,” the Trust would likely be classified as a partnership for United States federal income tax purposes, which may affect the timing and other tax consequences to the Shareholders and would require the Trust to forward tax information on Schedule K-1 to investors.

The following discussion assumes that the Trust will be classified as a “grantor trust” for United States federal income tax purposes.

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Taxation of U.S. Shareholders

Shareholders will be treated, for United States federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation of a Basket, the delivery of gold to the Trust in exchange for the underlying gold represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the gold held in the Trust will be the same as its tax basis and holding period for the gold delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s Shares are acquired on the same date and at the same price per Share. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying gold related to such Shares.

When the Trust sells gold, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s pro rata share of the amount realized by the Trust upon the sale and (b) the Shareholder’s tax basis for its pro rata share of the gold that was sold. Such gain or loss will generally be long-term or short-term capital gain or loss, depending upon whether the Shareholder has a holding period in its Shares of longer than one year. A Shareholder’s tax basis for its share of any gold sold by the Trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the gold held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold, and the denominator of which is the total amount of the gold held in the Trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the gold remaining in the Trust will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion or all, respectively, of its pro rata share of the gold held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the Shares, and (b) the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying gold represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the gold received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the gold received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the gold received by the Shareholder will be a taxable event, unless a nonrecognition provision of the Code applies to such sale.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the gold held in the Trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, that is treated as the basis of the gold received by the Shareholder in the redemption

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Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including gold, held for more than one year are taxed at a maximum rate of 28%, rather than the current maximum 20% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the Trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to the Trust’s sale of any gold which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum federal income tax rate of 28%. The federal income tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less are generally the same as those at which ordinary income is taxed. A U.S. corporation’s capital gain is generally taxed at the same federal income tax rates applicable to the corporation’s ordinary income.

3.8% Tax on Net Investment Income

Certain U.S. Shareholders who are individuals are required to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes capital gains from the disposition of property. This tax is in addition to any capital gains taxes due on such investment income. A similar tax applies to estates and trusts. U.S. Shareholders should consult their own tax advisers regarding the effect, if any, this law may have on their investment in the Shares.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize the full amount of gain or loss upon a sale of gold by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, or certain closely held corporations, however, may be subject to various limitations on their ability to use their allocable share of the Trust’s deductions and losses. For example, miscellaneous itemized deductions, including expenses for the production of income, are not currently deductible for taxable years beginning before January 1, 2026. Prospective Shareholders should consult their own tax advisers regarding the United States federal income tax consequences of holding Shares in light of their particular circumstance.

Investment by U.S. Tax-Exempt Shareholders

Certain U.S. Shareholders (“U.S. Tax-Exempt Shareholders”) are subject to United States federal income tax only on their “unrelated business taxable income” (“UBTI”). Unless they incur debt in order to purchase Shares, it is expected that U.S. Tax-Exempt Shareholders should not realize UBTI in respect of income or gains from the Shares. U.S. Tax-Exempt Shareholders should consult their own independent tax advisers regarding the United States federal income tax consequences of holding Shares in light of their particular circumstances.

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Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code Section 851 should consult with their tax advisers concerning (1) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act, may be considered an investment in the underlying gold for purposes of Code Section 851(b), and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code Section 851.

Investment by Certain Retirement Plans

Section 408(m) of the Code provides that the purchase of a “collectible” as an investment for an IRA, or for a participant-directed account maintained under any plan that is tax-qualified under Section 401(a) of the Code (“Tax Qualified Account”), is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the Tax Qualified Account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The IRS has issued private letter rulings which provide that the purchase of shares of trusts similar to the Trust by an IRA or a Tax Qualified Account will not constitute the acquisition of a collectible or be treated as resulting in a taxable distribution to the IRA owner or Tax Qualified Account participant under Code Section 408(m). However, if any of the Shares so purchased are distributed from an IRA or Tax Qualified Account to the IRA owner or plan participant, or if any gold received by such IRA or Tax Qualified Account upon the redemption of any of the Shares purchased by it is distributed (or treated as distributed pursuant to Code Section 408(m)) to the IRA owner or plan participant, the Shares or gold so distributed will be subject to federal income tax in the year of distribution, to the extent provided under the applicable provisions of Code Sections 408(d), 408(m) or 402. Private letter rulings are only binding on the IRS with respect to the taxpayer to which they were issued and the Trust has neither requested nor obtained such a private letter ruling. Accordingly, potential IRA or Tax Qualified Account investors are urged to consult with their own professional advisors concerning the treatment of an investment in Shares under Code Section 408(m).

Taxation of Non-U.S. Shareholders

A Non-U.S. Shareholder generally will not be subject to United States federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of gold by the Trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. To the extent required by applicable regulations, each Shareholder will be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses. A U.S. Shareholder may be subject to United States backup withholding tax, at a rate of 24%, in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a United States person, and some Non-U.S. Shareholders will be required to meet certain information reporting or certification requirements imposed by the Foreign Account Tax Compliance Act, in order to avoid certain information reporting and withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s United States federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction other than the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

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ERISA and Related Considerations

ERISA and/or Code Section 4975 impose certain requirements on certain employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain commingled investment vehicles or insurance company general or separate accounts in which such plans or arrangements are invested (collectively, “Plans”), and on persons who are fiduciaries with respect to the investment of “plan assets” of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, but may be subject to substantially similar rules under other federal law, or under state or local law (“Other Law”).

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan and the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities under ERISA or Other Law, including, but not limited to: (1) whether the investment is permitted under the Plan’s governing documents, (2) whether the fiduciary has the authority to make the investment, (3) whether the investment is consistent with the Plan’s investment and funding objectives, (4) the tax effects of the investment on the Plan (see, for example, “Investment by Retirement Plans” under “United States Federal Income Tax Consequences” above), and (5) whether the investment satisfies the exclusive purpose, prudence, and diversification requirements under ERISA or Other Law considering all relevant factors, including those discussed in this prospectus. In addition, ERISA and Code Section 4975 prohibit a broad range of transactions involving assets of a plan and persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code. A violation of these rules may result in the imposition of significant excise taxes and other liabilities. Plans subject to Other Law may be subject to similar restrictions.

It is anticipated that the Shares will constitute “publicly offered securities” as defined in the Department of Labor “Plan Asset Regulations,” §2510.3-101 (b)(2) as modified by Section 3(42) of ERISA. Accordingly, pursuant to the Plan Asset Regulations, only Shares purchased by a Plan, and not an interest in the underlying assets held in the Trust, should be treated as assets of the Plan, for purposes of applying the “fiduciary responsibility” rules of ERISA and the “prohibited transaction” rules of ERISA and the Code. Fiduciaries of plans subject to Other Law should consult legal counsel to determine whether there would be a similar result under the Other Law.

This registration statement on Form S-3 and Preliminary Prospectus, as well as any Prospectus, relating to the Trust do not constitute an undertaking to provide either individualized investment advice or impartial investment advice by the Sponsor and it is our intention to not act in a fiduciary capacity with respect to any Plan.

Allowing an investment in the Trust is not to be construed as a representation by the Sponsor or any of its affiliates, agents or employees that this investment meets some or all of the relevant legal requirements with respect to investments by any particular Plan or that this investment is appropriate for any such particular Plan. The person with investment discretion should consult with the Plan’s attorney and financial advisors as to the propriety of an investment in the Trust in light of the circumstances of the particular Plan, current tax law and ERISA.

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Plan of Distribution

In addition to, and independent of the initial purchases by the initial Authorized Participant (described below), the Trust will issue Shares in Baskets to Authorized Participants in exchange for deposits of gold on a continuous basis. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “purchases,” as such term is used in the Securities Act, will be occurring. Broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, a broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares directly to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that could lead to designation as an underwriter.

Investors that purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(a)(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(a)(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

Authorized Participants will offer Shares at an offering price that will vary, depending on, among other factors, the price of gold and the trading price of the Shares on the Exchange at the time of offer. Authorized Participants will not receive from the Trust, the Sponsor, the Trustee or any of their affiliates a fee or other compensation in connection with the sale of the Shares, although Authorized Participants may receive commissions/fees from investors who purchase Shares.

The Trust will not bear any expenses in connection with the offering or sales of the Shares.

The offering of Baskets is being made in compliance with Conduct Rule 2310 of FINRA. Authorized Participants do not receive from the Trust or the Sponsor any compensation in connection with an offering of the Shares.

Pursuant to a Marketing Services Agreement and Securities Activities and Services Agreement, ALPS Distributors, Inc provides the following services to Sponsor:

-	Reviewing proposed advertising materials and sales literature for compliance with applicable laws and regulations; filing with appropriate regulators those advertising materials and sales literature as required; furnishing to the Sponsor any comments provided by regulators with respect to such materials and using its best efforts to obtain regulators’ approval of such advertising materials and sales literature;
-	Preparing and providing compliance policies and procedures for complying with applicable laws, rules and regulations under the Securities Act and the rules and regulations of any applicable self-regulatory organizations, including FINRA;
-	Consulting with the Trust’s legal counsel when requested in connection with the services provided pursuant to the Marketing Services Agreement;
-	Registering and overseeing supervisory activities of the Sponsor’s FINRA-licensed personnel; and
-	Preparing and maintaining books and records related to the services provided.

The Shares will trade on the Exchange under the symbol “BAR.”

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Legal Matters

The validity of the Shares has been passed upon for the Sponsor by Carlton Fields, P.A., which, as special United States federal income tax counsel to the Sponsor, has also rendered an opinion regarding the material United States federal income tax consequences relating to the Shares.

License Agreement

On August 24, 2017, The Bank of New York Mellon granted to the Sponsor of the Trust (the “Licensee”) a perpetual, worldwide, non-exclusive, non-transferable license under The Bank of New York Mellon’s patents and patent applications that cover securitized gold products solely for the purpose of establishing, operating and marketing any securitized gold financial product that is sold, sponsored or issued by the Licensee.

Experts

The financial statements of the Trust as of and for the fiscal year ended June 30, 2024, have been incorporated by reference herein in reliance upon the report of Tait, Weller & Baker, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents:

-	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on August 15, 2024.

-	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2024, and December 31, 2024, filed with the SEC on November 08, 2024, and February 03, 2025, respectively; and

-	The description of our Shares set forth in the Registration Statement on Form 8-A, filed with the SEC on August 29, 2017.

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents, and other than information in future filings that is deemed not to be filed. Please direct your written or telephone requests to GraniteShares LLC, 222 Broadway 21st floor New York NY 10038 (Tel: 844-476-8747). You may also obtain information about us by visiting our website at www.graniteshares.com. Information contained on our website is not part of this prospectus.

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Where You Can Find More Information

This prospectus is a part of a registration statement on Form S-3 that the Sponsor has filed on behalf of the Trust with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which is available to the public on the SEC’s website at www.sec.gov. Information about the Trust and the Shares can also be obtained from the Trust’s website. The internet address of the Trust’s website is www.graniteshares.com. This internet address is only provided here as a convenience to you to allow you to access the Trust’s website, and the information contained on or connected to the Trust’s website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Exchange Act and the Sponsor, on behalf of the Trust, will file quarterly and annual reports and other information with the SEC. The reports and other information are available to the public on the SEC’s website at www.sec.gov.

Glossary

In this prospectus, each of the following terms has the meaning set forth below:

“Authorized Participant” — A person who, at the time of submitting to the Trustee an order to create or redeem one or more Baskets (i) is a registered broker-dealer or other securities market participant, (ii) is a DTC Participant, (iii) has in effect a valid Authorized Participant Agreement, and (iv) has established a gold unallocated account with the Custodian or another LBMA-approved gold-clearing bank.

“Authorized Participant Agreement” — An agreement entered into by an Authorized Participant, the Sponsor and the Trustee that provides the procedures for the creation and redemption of Baskets.

“Basket” — A block of 50,000 Shares (as such number may be increased or decreased pursuant to the Trust Agreement).

“Basket Amount” — The amount of gold (measured in Fine Ounces), determined on each Business Day by the Trustee, which Authorized Participants must transfer to the Trust in exchange for a Basket, or will receive in exchange for each Basket surrendered for redemption.

“Book Entry System” — The Federal Reserve Treasury Book Entry System for United States and federal agency securities.

“Business Day” — Any day other than: (i) a day on which the Exchange is closed for regular trading; or (ii) if the order or other transaction requires the receipt or delivery, or the confirmation of receipt or delivery, of gold in the United Kingdom or some other jurisdiction on a particular day, (A) when the banks are authorized to close in the United Kingdom or in such other jurisdiction or when the London gold market is closed, or (B) when banks in the United Kingdom or in such other jurisdiction are, or the London gold market is, not open for a full business day and the order or other transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day.

“CFTC” — Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures, options, swaps and derivatives markets in the United States, or any successor governmental agency in the United States.

“Clearing Agency” — Any clearing agency or similar system other than the Book Entry System or DTC.

“Code” — The Internal Revenue Code of 1986, as amended.

“COMEX” — The exchange market on gold futures contracts operated by Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

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“Commodity Exchange Act” — The Commodity Exchange Act of 1936, as amended.

“Custodian” — The initial Custodian designated by the Trust Agreement, which is ICBC Standard Bank Plc, a public limited company incorporated under the laws of England and Wales, and any substitute or additional custodian appointed by the Trustee at the direction of or as approved by the Sponsor pursuant to the Trust Agreement.

“Custody Agreements” — Collectively, the Trust Unallocated Account Agreement and the Trust Allocated Agreement, which are governed by English law, between the Trustee and the Custodian regarding the custody of the Trust’s gold.

“DTC” — The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“DTC Participant” — An entity that has an account with DTC.

“ERISA” — The Employee Retirement Income Security Act of 1974, as amended.

“Exchange” — NYSE Acra.

“Exchange Act” — The Securities Exchange Act of 1934, as amended.

“Fine Ounce” — An Ounce of 100% pure gold. The number of Fine Ounces in a gold bar may be calculated by multiplying the gross weight in Ounces by the fineness, expressed as a fraction of the fine metal content in parts per 1000.

“FINRA” — Financial Industry Regulatory Authority, Inc.

“IBA” means ICE Benchmark Administration, a specialist benchmark administrator appointed by the LBMA.

“Indirect Participant” — An entity that has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“IRA” — Individual retirement account.

“IRS” — Internal Revenue Service.

“LBMA” — The London Bullion Market Association, a trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market.

“LBMA Gold Price AM” — As of any day, the price of gold determined in an auction hosted by IBA in the morning of such day (London time).

“LBMA Gold Price PM” — As of any day, the price of gold determined in an auction hosted by IBA in the afternoon of such day (London time).

“London Good Delivery Bar” — A bar of gold meeting the London Good Delivery Standards.

“London Good Delivery Standards” — The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars as set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

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“NAV” — Net asset value per Share. See “The Trust — Valuation of Gold; Computation of Net Asset Value” for a description of how the net asset value of the Trust and the NAV are calculated.

“NFA” — The National Futures Association, a futures association and a self-regulatory organization organized under the Commodity Exchange Act and CFTC regulations with the mandate to regulate intermediaries trading in “commodity interests”.

“Non-U.S. Shareholder” — A Shareholder that is not a U.S. Shareholder.

“OTC” — The global Over-the-Counter market for the trading of gold which consists of transactions in spot, forwards, and options and other derivatives.

“Ounce” — A troy ounce, equal to 31.103 grams or 1.0971428 ounces avoirdupois. “Avoirdupois” is the system of weights used in the U.S. and Great Britain for goods other than precious metals, gems and drugs. In that system, a pound has 16 ounces and an ounce has 16 drams.

“Plan” — Any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of ERISA, as set forth in Title I thereof, (b) plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans, (c) entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

“SEC” — The Securities and Exchange Commission of the United States, or any successor governmental agency in the United States.

“Securities Act” — The Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the Shares.

“Shares” — Units of fractional undivided beneficial interest in the net assets of the Trust that are issued by the Trust.

“Sponsor” — GraniteShares LLC, a Delaware limited liability company.

“Tonne” — One metric ton which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

“Trust” — GraniteShares Gold Trust, a New York trust formed pursuant to the Trust Agreement.

“Trust Agreement” — The Trust Agreement dated August 24, 2017, among the Sponsor, The Bank of New York Mellon, the registered and beneficial owners from time to time of Shares and all persons that deposit gold for creation of Shares under which the Trust is governed.

“Trust Allocated Account” — The loco London account maintained for the Trust by the Custodian pursuant to the Trust Allocated Account Agreement.

“Trust Allocated Account Agreement” — The Allocated Gold Account Agreement dated as of August 24, 2017, 2017 between the Custodian and the Trustee.

“Trust Unallocated Account” — The loco London account maintained for the Trust by the Custodian pursuant to the Trust Unallocated Account Agreement.

“Trust Unallocated Account Agreement” — The Unallocated Gold Account Agreement dated as of August 24, 2017 between the Custodian and the Trustee.

“Trustee” — The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers.

“U.S. Shareholder” — A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

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GraniteShares Gold Trust

PROSPECTUS

February 27, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Trust shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor.

Item 15. Indemnification of Directors and Officers.

The Trust Agreement provides that the Sponsor, its members, managers, directors, officers, employees, affiliates and subsidiaries (each, a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under the Trust Agreement and each other agreement entered into by the Sponsor, in furtherance of the administration of the Trust or any actions taken in accordance with the provisions of the Trust Agreement incurred without (i) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party in connection with the performance of its obligations under the Trust Agreement or any such other agreement or any actions taken in accordance with the provisions of the Trust Agreement or any such other agreement or (ii) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under the Trust Agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor.

Item 16. Exhibits.

(a)	Exhibits.

Exhibit No.	Exhibit Description	Incorporated by Reference			Provided Herewith
		Form	Date Filed	Exhibit
4.1	Depositary Trust Agreement between GraniteShares LLC, as sponsor, and The Bank of New York Mellon, as trustee	S-1/A	08/25/2017	4.1
4.2	Form of Authorized Participant Agreement	S-1	07/17/2017	4.2
4.3	Form of Certificate of Shares of the Trust (included as Exhibit A to the Depositary Trust Agreement)	S-1/A	08/25/2017	4.1
5.1	Opinion of Carlton Fields as to legality	S-3		5.1	X
8.1	Opinion of Carlton Fields as to tax matters	S-3		8.1	X
10.1	Allocated Gold Account Agreement	S-1/A	08/25/2017	10.1
10.2	Unallocated Gold Account Agreement	S-1/A	08/25/2017	10.2
10.3	Marketing Agent Services Agreement between GraniteShares LLC and ALPS Distributors, Inc.	8-K	12/29/2020	10.3
10.4	License Agreement between The Bank of New York Mellon and GraniteShares LLC	S-1/A	08/25/2017	10.4
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Carlton Fields, P.A. (included in Exhibits 5.1 and 8.1)
24.1	Power of Attorney				X
107	Filing Fee Table				X

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table filed as an exhibit to the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)	Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)	Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 thereunder if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on February 27, 2025.

GRANITESHARES LLC
Sponsor of the GraniteShares Gold Trust

By:	/s/ William Rhind
Name:	William Rhind
Title:	Chief Executive Officer and Chief Financial Officer

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